Exhibit 4.1

CREDIT AGREEMENT

among

GRUPO CASA SABA, S.A.B. DE C.V.,
as Borrower;

CASA SABA, S.A. DE C.V.,
DROGUEROS, S.A. DE C.V.,
FARMACIAS ABC DE MÉXICO, S.A. DE C.V.,
DALTEM PROVEE NACIONAL, S.A. DE C.V.,
PUBLICACIONES CITEM, S.A. DE C.V.,
DALTEM PROVEE NORTE, S.A. DE C.V.,
CENTENNIAL, S.A. DE C.V., and
CONTROLADORA CASA SABA, S.A. DE C.V.,
as Co-Obligors;

HSBC MÉXICO, S.A.,
INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC

and

BANCO MERCANTIL DEL NORTE, S.A.,
INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BANORTE,

as Lenders;

and

HSBC MÉXICO, S.A.,
INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC,
TRUST DIVISION,
solely and exclusively as Mexican Collateral Agent
for the Lenders

and

HSBC BANK (CHILE),
solely and exclusively as Chilean Collateral Agent
for the Lenders

Dated August 30, 2010

Table of Contents

Page

Representations and Warranties	1
Articles	7
ARTICLE ONE. Defintions	7
ARTICLE TWO. The Loans	16
ARTICLE THREE. Drawdown of the Loans	16
ARTICLE FOUR. Fees	17
ARTICLE FIVE. Interest	17
ARTICLE SIX. Late Interest	18
ARTICLE SEVEN. Repayment	18
ARTICLE EIGHT. Prepayments of Principal	18
ARTICLE NINCE. Payment Place and Terms; Additional Amounts	19
ARTICLE TEN. Joint and Several Obligations	20
ARTICLE ELEVEN. Affirmative Covenants	21
ARTICLE TWELVE. Negative Covenants	28
ARTICLE THIRTEEN. Conditions Precedent for the Loans	31
ARTICLE FOURTEEN. Acceleration Events	34
ARTICLE FIFTEEN. Legality; Increased Costs	37
ARTICLE SIXTEEN. Discount; Assignment	38
ARTICLE SEVENTEEN. Compensation	39
ARTICLE EIGHTEEN. Credit Reports	39
ARTICLE NINETEEN. Expedited Execution	39
ARTICLE TWENTY. Agency; the Mexican Collateral Agent and the Chilean Collateral Agent	40
ARTICLE TWENTY-ONE. Notices	46
ARTICLE TWENTY-TWO. Applicable Law	47
ARTICLE TWENTY-THREE. Jurisdiction	47
ARTICLE TWENTY-FOUR. Costs and Expenses	48
ARTICLE TWENTY-FIVE. Indemnity	48
ARTICLE TWENTY-SIX. Collective Decisions; Amendment and Waiver	48
ARTICLE TWENTY-SEVEN. Counterparts	49
ARTICLE TWENTY-EIGHT. Headings	49
ARTICLE TWENTY-NINE. Exhibits	49
ARTICLE THIRTY. Special Waiver	49

i

Exhibits

Exhibit 1	Lenders’ Commitments
Exhibit A	Liens
Exhibit B	Governmental Authorizations for the Acquisition
Exhibit C	Excluded Taxes of Fasa and its Subsidiaries
Exhibit D	Real Property
Exhibit E	Excluded Items of Property, Licenses and Insurance of Fasa and its Subsidiaries
Exhibit F	Form of Guaranty Trust Agreement
Exhibit G	Form of Pledge Agreement Subject to Retained Possession
Exhibit H-1	Form of Share Pledge Agreement
Exhibit H-2	Form of Pledge Agreement as with Respect to Inventory and Accounts Receivable
Exhibit I	Acquisition Documents
Exhibit J	Form of Drawdown Notice
Exhibit K	Form of Promissory Note
Exhibit L	Form of Authorized Officer’s Certificate
Exhibit M	Material Liabilities
Exhibit N	Termination Events
Exhibit O	Fees and Expenses of the Mexican Collateral Agent and the Chilean Collateral Agent

ii

CREDIT AGREEMENT (THIS “AGREEMENT”) AMONG GRUPO CASA SABA, S.A.B. DE C.V. (“GCS OR THE “BORROWER”); CASA SABA, S.A. DE C.V., DROGUEROS, S.A. DE C.V., FARMACIAS ABC DE MÉXICO, S.A. DE C.V., DALTEM PROVEE NACIONAL, S. A. DE C.V., PUBLICACIONES CITEM, S.A. DE C.V., DALTEM PROVEE NORTE, S.A. DE C.V., CENTENNIAL, S.A. DE C.V. AND CONTROLADORA CASA SABA, S.A. DE C.V. (COLLECTIVELY, THE “CO-OBLIGORS”); HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC (“HSBC MÉXICO”), AND BANCO MERCANTIL DEL NORTE, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BANORTE (“BANORTE” AND, TOGETHER WITH HSBC MÉXICO, THE “LENDERS”); AND HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, TRUST DIVISION, AS MEXICAN COLLATERAL AGENT FOR THE LENDERS (THE “MEXICAN COLLATERAL AGENT”), AND HSBC BANK (CHILE), AS CHILEAN COLLATERAL FOR THE LENDERS (THE “CHILEAN COLLATERAL AGENT”), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND WARRANTIES AND ARTICLES.

Capitalized terms used herein have the meaning ascribed to them in Article One hereof.

REPRESENTATIONS AND WARRANTIES

I.               The Borrower and each Co-Obligor, as applicable, hereby represents and warrants as follows:

 (a)             GCS is a limited liability, publicly-traded variable-capital corporation (sociedad anónima bursátil de capital variable) duly organized and existing under the laws of the United Mexican States (“Mexico”); and each Co-Obligor is a limited liability, variable-capital corporation (sociedad anónima de capital variable) duly organized and existing under the laws of Mexico;

 (b)             Its corporate purpose authorizes it to enter into and execute each of the Acquisition Documents and Loan Documents (including the Promissory Notes) to which it is a party, and to assume and perform its obligations thereunder;

 (c)             It has obtained from the Governmental Authorities all such authorizations and permits as are necessary pursuant to the applicable laws to conduct its operations and business activities as presently conducted and as conducted as of the date of this Agreement;

 (d)            The execution by it of the Acquisition Documents and the Loan Documents (including the Promissory Notes), and the assumption and performance of its obligations thereunder, (i) has been authorized by all the requisite corporate actions, (ii) does not violate (1) its corporate bylaws as in effect as of the date hereof or (2) any law, regulation or administrative or contractual provision of any nature whatsoever, or any judicial or administrative order or decision or arbitration award to which it is subject or by which it is bound, and (iii) will not result in the imposition of or an obligation to create any Lien, other than those contemplated by and created pursuant to the Collateral Documents or the existing Liens disclosed in Exhibit A hereto, which existing Liens shall be released on or before the Initial Drawdown Date;

 (e)            The execution by it of the Acquisition Documents and the Loan Documents to which it is a party (including the Promissory Notes), the validity or enforceability thereof, and the performance of its obligations thereunder, are not subject to any consent, authorization or registration of any nature whatsoever from or with any Governmental Authority or third party, except (i) for the Governmental Authorizations for the Acquisition identified in Exhibit B hereto, (ii) that the validity of each Pledge Agreement Subject to Retained Possession is conditioned upon (1) generally, its notarization and (2) as with respect to third parties, its registration with the Public Registry of Property and Commerce for the Federal District, in the file maintained thereby in respect of each Co-Obligor, within the term set forth in such agreement, (iii) the validity of the Share Pledge Agreement is conditioned upon (1) its notarization in the Republic of Chile (“Chile”) and (2) the assignment of all rights to the collateral subject matter thereof, and the registration of such agreement in accordance with the specific provisions applicable thereto, and (iv) that the validity of each of the other Chilean Pledge Agreements is conditioned upon (1) its notarization in Chile, (2) the assignment of all rights to the collateral subject matter thereof, and the registration and/or publication of such agreement in accordance with the specific provisions applicable thereto, (3) the receipt of all corporate authorizations required in accordance with the applicable laws and its corporate bylaws, and the consent of the holders of the Bonds in accordance with the documents governing the issuance of the Bonds, and (4) the satisfaction of Fasa’s obligation to create a proportionately equivalent security interest in favor of the holders of the Bonds, and to maintain the indebtedness ratio set forth in the indenture governing the issuance of the Bonds;

 (f)             The validity and enforceability of each of the Acquisition Documents and the Loan Documents (including the Promissory Notes) is not conditioned upon the satisfaction of any formality under the laws of Mexico or Chile, except that the validity of (i) each Pledge Agreement Subject to Retained Possession is conditioned upon (1) generally, its notarization and (2) as with respect to third parties, its registration with the Public Registry of Property and Commerce for the Federal District, in the file maintained thereby in respect of each Co-Obligor, within the term set forth in such agreement, (ii) the Share Pledge Agreement is conditioned upon (1) its notarization in Chile, and (2) the assignment of all rights to the collateral subject matter thereof, and the registration and/or publication of such agreement in accordance with the specific provisions applicable thereto, (3) the receipt of all corporate authorizations required in accordance with the applicable laws and its corporate bylaws, and the consent of the holders of the Bonds in accordance with the documents governing the issuance of the Bonds, and (4) the satisfaction of Fasa’s obligation to create a proportionately equivalent security interest in favor of the holders of the Bonds, and to maintain the indebtedness ratio set forth in the indenture governing the issuance of the Bonds;

 (g)            The Share Purchase Commitment (together with its exhibits) constitutes the only Acquisition Document and has been duly executed and delivered to the Lenders together with a certificate as to its authenticity and enforceability. The Acquisition Documents and the Loan Documents constitute, and following their execution the Promissory Notes will constitute, valid obligations of the Borrower and each Co-Obligor, enforceable against each of them in accordance with their respective terms;

 (h)            GCS and each of its Subsidiaries has filed all tax, social security, workers’ housing and retirement contribution returns required to be filed by it (in respect of any and all periods) pursuant to the applicable laws, and has withheld and paid when due any and all taxes, duties and other charges payable by it on account of its income, sales or assets, and all  social security, workers’ housing and retirement contributions, except for any taxes, duties or contributions the payment of which is being contested by it in good faith through the appropriate procedures in accordance with the applicable laws and for which it has created, where necessary, the reserves mandated by the applicable Financial Reporting Standards, and which would not have or could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

 (i)             Except as disclosed in Exhibit C, to the best of its knowledge Fasa and its Subsidiaries: (i) have complied with their obligations to prepare and file when due any and all of the tax returns (including those relating to social security, workers’ housing and retirement contributions) required to be filed by them pursuant to the applicable laws, and when filed each such return was true, complete and correct, including, as the case may be, as with respect to the determination of any tax losses; and no taxing authority has issued any notice, demanded any payment or made any assessment in connection with any such tax return; (ii) have paid the full amount of all taxes (including all social security, workers’ housing and retirement contributions) due and payable by them both as direct obligors and as third-parties liable therefor pursuant to the applicable laws in effect in each relevant jurisdiction, except for those taxes that will become due and payable subsequent to the date of execution of the Acquisition Documents (and for which they have created adequate provisions in accordance with the applicable Financial Reporting Standards), and there is no pending claim in connection with the above; (iii) have not applied for any tax refund which may be contested by the competent authority; and (iv) are not parties to any litigation or administrative proceedings, nor have they received written notice of the commencement or threatened commencement of any inquiry, demand for payment or assessment in respect of any tax return or payment (including those relating to social security, workers’ housing and retirement contributions);

 (j)             The activities conducted and the real and personal property owned or used by GCS and each of its Subsidiaries are in compliance with all the applicable Environmental Laws as currently in effect, and as of the date hereof neither GCS nor any of its Subsidiaries is required to make any material investment in order to comply with such Environmental Laws;

 (k)            To the best of its knowledge, Fasa and its Subsidiaries have complied and are currently in compliance, in all respects, with all the Environmental Laws applicable to them; and as of the date hereof they are not required to make any material investment in order to comply with such Environmental Laws;

 (l)             As of the date of this Agreement there is no complaint, action or judicial, administrative or other proceedings pending before any court, Governmental Authority or arbitrator, including in connection with any environmental, tax or labor dispute, which could have or be reasonably expected to have a Material Adverse Effect, or which could affect or be reasonably expected to affect the consummation of the transactions contemplated by the Acquisition Documents or the Loan Documents;

 (m)           GCS’ audited consolidated financial statements as of December 31, 2007, 2008 and 2009, and its internal consolidated financial statements as of June 30, 2010, have been prepared in accordance with the Financial Reporting Standards, consistently applied, and accurately, sufficiently and reasonably present GCS’ consolidated financial condition as of each such date. Since June 30, 2010 and through the date of this Agreement, there has been no Material Adverse Effect on the financial condition reflected in such financial statements, nor has there occurred any circumstance, event or condition that may affect the consummation of the transactions contemplated by the Acquisition Documents or the Loan Documents, or the satisfaction of the obligations of the Borrower and its Subsidiaries thereunder. Such documents, duly executed and certified by an Authorized Officer, will be delivered to the Lenders on or before the date of execution of this Agreement;

 (n)            Fasa’s audited consolidated financial statements as of December 31, 2009, and its internal consolidated financial statements as of June 30, 2010, have been prepared in accordance with the Financial Reporting Standards, consistently applied, and accurately, sufficiently and reasonably present Fasa’s consolidated financial condition as of each such date. To the best of its knowledge, since June 30, 2010 and through the date of this Agreement, there has been no Material Adverse Effect on the financial condition reflected in such financial statements, nor has there occurred any circumstance, event or condition that may affect the consummation of the transactions contemplated by the Acquisition Documents or the Loan Documents, or the satisfaction of the obligations of the Borrower and its Subsidiaries thereunder. Such documents, duly executed and certified by an Authorized Officer, will be delivered to the Lenders on or before the date hereof;

 (o)            The book value of each item comprised in the assets, sales and EBITDA of the Borrower and the Co-Obligors, exceeds 90% (ninety percent) of the total consolidated assets, sales and EBITDA of GCS and its Subsidiaries;

 (p)            Following the execution of the Pledge Agreements Subject to Retained Possession, the Mexican Collateral Agent shall have a security interest (for the benefit of the Lenders) on inventories and accounts receivable with a value of Ps.4,570,687,436 (four billion five hundred seventy million six hundred eighty-seven thousand four hundred thirty-six Pesos) and Ps.6,568,692,972 (six billion five hundred sixty-eight million six hundred ninety-two thousand nine hundred seventy-two Pesos), respectively, representing at least 90% (ninety percent) of the total consolidated inventories and accounts receivable of GCS and its Subsidiaries as of the date hereof;

 (q)            The value of the items of real property owned by Última del Golfo, S.A. de C.V., Capa, S.A. de C.V., Alta del Centro, S.A. de C.V., Solo, S.A. de C.V., Estrella del Pacífico, S.A. de C.V., Medicamentos Doctorgen, S.A. de C.V., Inmuebles Visosil, S.A. de C.V., Drogueros, S.A. de C.V. and Daltem Provee Nacional, S.A. de C.V., identified in Exhibit D, which contains a description and sets forth the book value of each such item of real property, equals at least 90% (ninety percent) of the aggregate book value of all items of real property owned by the Borrower and its Subsidiaries, each of which is free and clear of any lien or ownership restriction;

 (r)             All documents and written information provided to the Lenders by or on behalf of the Borrower and the Co-Obligors for purposes of or in connection with this Agreement and the transactions contemplated hereby, are complete and correct in all material respects as of the date provided and as of the date hereof;

 (s)            The payment obligations of the Borrower and each Co-Obligor under this Agreement and the Promissory Notes constitute unconditional, unsubordinated obligations of the Borrower and the relevant Co-Obligor, as the case may be, have been secured pursuant to the Collateral Documents, and rank and shall at all times rank pari passu with all existing and any future secured debt permitted by this Agreement to be incurred by the Borrower and each Co-Obligor (except for any payment obligation ranking senior thereto in status pursuant to the applicable laws);

 (t)             As of the date hereof, the Borrower and each Co-Obligor is and, following the Acquisition, each Drawdown hereunder and the allocation of the proceeds hereof, will be in Good Standing;

 (u)            Neither the Borrower nor any of its Subsidiaries (including the Co-Obligors) or, to the best of the Borrower’s knowledge, Fasa or any of its Subsidiaries, is in default with any payment obligation or any agreement to which it is a party or by which it is bound, except for any default under any agreement (but not with any payment obligation relating to any Indebtedness) which would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

 (v)            Fasa, its Subsidiaries and the Borrower’s Subsidiaries are not subject to any legal, contractual other restriction which limits their ability to approve and pay dividends, whether directly or indirectly, to the Borrower (through their payment to the shareholder);

 (w)           The Borrower, its Subsidiaries (including the Co-Obligors) and, to the best of the Borrower’s knowledge, Fasa and its Subsidiaries, are in compliance with all applicable laws, including any specific order or directive issued by any Governmental Authority, except where their failure to comply with any such law, order or directive would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

 (x)             The Borrower and each of its Subsidiaries (including the Co-Obligors) (i) is the lawful owner of all items of property used in connection with its activities, (ii) has obtained from all Federal, state, municipal or other authorities all such licenses, certificates and authorizations as are necessary to conduct its business and deal with its property as presently conducted or done, except for any such license, certificate or authorization the lack of which would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) has purchased from reputable insurance companies in each relevant jurisdiction, all-risk insurance coverage in respect of its real property, in such amounts and against such risks as are consistent with customary industry’s practice for like companies with similar properties and engaged in the same or similar lines of business as the Borrower and its Subsidiaries, which amounts are at least equal to those required to replace the relevant items of property;

 (y)            Except as disclosed in Exhibit E, to the best of its knowledge Fasa and each of its Subsidiaries (i) owns or leases pursuant to valid and effective agreements all the items of property used in connection with its activities, (ii) has obtained all such licenses and authorizations (including health authorizations and municipal patents) as are necessary to conduct its business and deal with its property as presently conducted or done, except for any such license, certificate or authorization the lack of which would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) maintains insurance coverage in respect of its inventory, equipment, supplies, real property and fixed assets, whether owned or leased, in such terms and for such amounts as are consistent with customary industry’s practice for like companies with similar properties and engaged in the same or similar lines of business as Fasa and its Subsidiaries, which amounts are at least equal to those required to replace the relevant items of property; and there is no pending litigation or claim by or against Fasa or any of its Subsidiaries in connection with any such policy;

 (z)             The Borrower will use the proceeds of the Loans solely and exclusively for the purposes set forth in paragraph (a) of Article Eleven hereof, all of which purposes are lawful, and shall at all times refrain from using such proceeds for any unlawful purpose; it being understood that the Lenders shall be subject to no liability whatsoever as a result of the use of such proceeds;

 (aa)          Any and all funds used by it to repay the principal amount of and any interest or other amounts in respect of the Loans, will be of lawful provenance;

 (bb)          The Borrower, each of its Subsidiaries (including the Co-Obligors) and, to the best of the Borrower’s knowledge, Fasa and each of its Subsidiaries, is in compliance with any and all collective bargaining agreements to which it is a party, which agreements are in full force and effect; and it has no knowledge of any labor dispute pending or threatened against the Borrower, its Subsidiaries, Fasa or Fasa’s Subsidiaries;

 (cc)          The Borrower, each of its Subsidiaries (including the Co-Obligors) and, to the best of the Borrower’s knowledge, Fasa and each of its Subsidiaries is in compliance with all social security, workers’ housing, retirement and similar laws, and has no payment obligation outstanding with any Governmental Authority or its workers on account thereof;

 (dd)          The Borrower, each of its Subsidiaries (including the Co-Obligors) and, to the best of the Borrower’s knowledge, Fasa and each of its Subsidiaries, has entered into and maintains in full force and effect all such contracts and agreements as are necessary to conduct its business activities in the ordinary course, and is not in default with or subject to any material contingency as a result of any such contract or agreement;

 (ee)           The Borrower, each of its Subsidiaries (including the Co-Obligors) and, to the best of the Borrower’s knowledge, Fasa and each of its Subsidiaries, has entered into and maintains in full force and effect all such lease or similar agreements as are necessary to conduct its business activities in the ordinary course, and is not in default with any such lease or agreement;

 (ff)            It has sufficient market knowledge and experience to understand the scope, terms and conditions of this Agreement, the Promissory Notes and the other Loan Documents;

 (gg)          Given the existing business, corporate, financial, administrative and legal relationships between the Borrower and the Co-Obligors, it is in each Co-Obligor’s interest to enter into this Agreement and become jointly and severally liable to the Lenders for the satisfaction of each and all of the Borrower’s payment obligations under the Loan Documents (including, without limitation, the Promissory Notes), and to guarantee any and all Promissory Notes issued hereunder; and

 (hh)         Mr. Manuel Saba Ades has sufficient authority to bind it under each of the Loan Documents (including, without limitation, the Promissory Notes), which authority has not been revoked or limited in any manner whatsoever as of the date of execution of this Agreement.

II.              Each Lender hereby represents and warrants as follows:

 (a)           It is a retail banking institution (institución de banca múltiple) duly organized under the laws of Mexico, whose corporate purpose authorizes it to enter into and execute this Agreement and to make the Loans;

 (b)           Its legal representatives have sufficient authority to bind it hereunder, which authority has not been revoked or limited in any manner whatsoever as of the date hereof;

 (c)             It has the ability to make Loans to the Borrower pursuant to this Agreement; and

 (d)            Based upon the representations and warranties of the Borrower and each Co-Obligor hereunder, and upon the execution by them of the other Loan Documents, it is willing to make the Loans to the Borrower, subject to the terms and conditions set forth in this Agreement.

III.            The Mexican Collateral Agent hereby represents and warrants as follows:

 (a)             It is a retail banking institution duly organized under the laws of Mexico, whose corporate purpose authorizes it to enter into and execute this Agreement;

 (b)             Its trust officer has sufficient authority to bind it hereunder, which authority has not been revoked or limited in any manner whatsoever as of the date hereof;

 (c)             It is willing to accept its appointment as Mexican Collateral Agent on behalf of the Lenders pursuant to Article Twenty hereof, subject to the terms and conditions set forth in this Agreement and in the other Loan Documents; and

 (d)             It has clearly and unequivocally explained to the parties the meaning, scope and legal consequences of the provisions contained in Article 106(XIX) of the Law of Credit Institutions (Ley de Instituciones de Crédito) and Section 5.5 of Official Communication 1/2005, issued by the Central Bank of Mexico, which are deemed incorporated herein by reference.

IV.            The Chilean Collateral Agent hereby represents and warrants as follows:

 (a)             It is a retail banking institution (sociedad anónima bancaria) duly organized under the laws of Chile, whose corporate purpose authorizes it to enter into and execute this Agreement;

 (b)             Its legal representatives have sufficient authority to bind it hereunder, which authority has not been revoked or limited in any manner whatsoever as of the date hereof; and

 (c)             It is willing to accept its appointment as Chilean Collateral Agent on behalf of the Lenders pursuant to Article Twenty hereof, subject to the terms and conditions set forth in this Agreement and in the other Loan Documents.

 Now, therefore, the parties hereby agree to the following:

ARTICLES

                     ARTICLE ONE. Definitions. (a) The following capitalized terms used in this agreement shall have the following meanings (which shall be applicable to both the singular and plural forms thereof):

“Acceleration Event” has the meaning assigned thereto in paragraph (A) of Article Fourteen.

“Acquisition” has the meaning assigned thereto in paragraph (a) of Article Eleven.

“Acquisition Documents” shall mean the Share Purchase Commitment, together with its amendments and exhibits, and each of the Acquisition documents identified in Exhibit I hereto.

“Affiliate” shall mean, as with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning assigned thereto in the first paragraph hereof.

“Applicable Margin” shall mean the annual percentages set forth below in respect of the Loans, which percentages shall be added to the TIIE at which the Loans shall bear interest pursuant to Article Five:

(i)            2.50% (two point fifty percent), from the Drawdown Date for the Initial Drawdown to the Interest Payment Date occurring upon or immediately after the expiration of the six-month period commencing on the Drawdown Date for the Initial Drawdown; and

(ii)           3.50% (three point fifty percent) from the Interest Payment Date occurring upon or immediately after the expiration of the six-month period commencing on the Drawdown Date for the Initial Drawdown.

“Authorized Officer” shall mean, as with respect to any Person, its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or any other officer holding a similar or equivalent position and having powers and authority to act as such Person’s legal representative.

“Banorte” has the meaning assigned thereto in the first paragraph hereof.

“Banorte Commitment Letter” shall mean the letter of understanding dated June 18, 2010, between GCS and Banorte, as amended on August 30, 2010.

“Banorte Loan Account” has the meaning assigned thereto in paragraph (g) of Article Three.

“Bonds” shall mean the Series E and Series F bonds issued by Fasa on May 15, 2008, in the aggregate principal amounts of 1,800,000 Stimulus Units (Unidades de Fomento) and 2,200,000 Stimulus Units, respectively, which are registered with Chile’s Securities and Insurance Superintendency (Superintendencia de Valores y Seguros) under registration numbers 531 and 532, effective April 16, 2008.

“Borrower” has the meaning assigned thereto in the first paragraph hereof.

“Business Day” shall mean any day in which retail banks in Mexico City, Federal District, Mexico, or in Santiago de Chile, Chile, are open for business and are not authorized to remain closed; provided, that for purposes of this Agreement, Saturdays, Sundays and January 1 and December 31 of each year shall not constitute Business Days.

“Capital” shall mean the paid-in capital (and related premiums), retained earnings and any mandatorily convertible subordinated debentures.

“Capital Expenditures” shall mean, as with respect to any Person, any and all direct or indirect capital expenditures incurred by such Person on account of machinery and equipment, fixed assets or real property (including any improvement thereto or replacement or expansion thereof).

“Capital Lease” shall mean, as with respect to any Person, all rent and other payment obligations of such Person, howsoever designated, pursuant to any personal or real property lease (or other agreement conveying the use of such property), or any combination of such property, which obligations are required to be reported and accounted for as a capital lease in the balance sheet of such Person in accordance with the Financial Reporting Standards. For purposes of this Agreement, the amount of such obligations as of any given date shall be the capitalized amount thereof as of such date.

“Cash Equivalents” shall mean all cash and cash equivalents, as determined in accordance with the Financial Reporting Standards.

“Cash Surplus” shall mean the end-of-quarter amount obtained by adding to or subtracting from the Borrower’s consolidated EBITDA for the four (4) full fiscal quarters immediately preceding the relevant calculation date1, less (i) the Gross Interest Expense to be incurred over the four (4) fiscal quarters immediately following the relevant calculation date, less (ii) the principal amount of any Interest-Bearing Debt that will become due and payable during the four (4) fiscal quarters immediately following the relevant calculation date, less (iii) the estimated amount of all Capital Expenditures to be incurred over the four (4) fiscal quarters immediately following the relevant calculation date (which amounts shall not exceed the maximum set forth in paragraph (t)(iv) of Article Eleven), less (iv) the amount of all taxes paid over the four (4) full fiscal quarters immediately preceding the relevant calculation date.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) if any Person or group of Persons other than the Permitted Holders, acting in either case directly or indirectly (by any means or through any company, entity or vehicle, whether or not incorporated), shall have acquired, directly or indirectly, by any means whatsoever, title to or the possession of more than 50% (fifty percent) of the voting shares of stock of GCS (including, as the case may be, any company resulting from the merger of or other corporate transaction involving GCS); (ii) if the Permitted Holders, either individually or as a group, shall have ceased to have the power to appoint a majority of the members of the board of directors of GCS; (iii) if any Person or group of Persons other than the Permitted Holders, acting in either case directly or indirectly (by any means or through any company, entity or vehicle, whether or not incorporated), shall have acquired, directly or indirectly, by any means whatsoever, title to or the possession of more than 30% (thirty percent) of the voting shares of stock of GCS (including, as the case may be, any company resulting from the merger of or other corporate transaction involving GCS), and the approval of any material decision by the shareholders or the board of directors of GCS requires the consent of such Person or group of Persons (whether by means of an affirmative vote or otherwise); or (iv) if Fasa or any of its Subsidiaries shall have transferred directly or indirectly to any third party other than a Subsidiary of the Borrower, by any means whatsoever, either through a single transaction or a series of transactions, any Material Asset. For the avoidance of doubt, in the case of items (i), (ii) or (iii) above, no transfer among the Permitted Holders or acquisition of shares of GCS by the Permitted Holders from a third party, shall constitute a Change in Control.

__________________________
1 Translator’s note: sic.

“Chile” has the meaning assigned thereto in Section I(e) of the Representations and Warranties.

“Chilean Collateral Agent”, which term shall include its successors or assigns, has the meaning assigned thereto in the first paragraph hereof.

“Chilean Pledge Agreements” shall mean (i) the Share Pledge Agreement, (ii) each of the pledge agreements subject to retained possession to be executed substantially in the form of the document attached hereto as Exhibit H-2, pursuant to Law No. 18.112, in respect of not less than 90% (ninety percent) of the total consolidated inventories and accounts receivable of Fasa and its Subsidiaries, and (iii) any pledge agreement subject to retained possession in respect of not less than 90% (ninety percent) of the total consolidated inventories and accounts receivable of Fasa and its Subsidiaries, other than those referred to in (ii) above, which the applicable laws may permit in the future, executed by the obligor and (if other than such obligor) the pledgor substantially in the form of the document attached hereto as Exhibit H-2, in each case as amended or supplemented from time to time.

“CNBV” means Mexico’s National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Collateral Documents” shall mean (i) the Pledge Agreements Subject to Retained Possession, the Guaranty Trust Agreement, the Chilean Pledge Agreements and any other document or instrument directly or indirectly related thereto or contemplated thereby, including its amendments and supplements, and (ii) any other document intended as security for the satisfaction of the Borrower’s obligations under the other Loan Documents, including, without limitation, those referred to in paragraph (r) of Article Eleven.

“Commitment” shall mean, as the case may be, Banorte’s obligation to make available Tranche A-1 or HSBC México’s obligation to make available either Tranche A-2 or Tranche B, as applicable, in a principal amounts not to exceed that set forth beside the name of the relevant Lender in Exhibit 1 hereto.

“Commitment Letters” means, collectively, the Banorte Commitment Letter and the HSBC Commitment Letter.

“Control” shall mean, as with respect to any Person or group of Persons, its ability to (i) impose, directly or indirectly, any decision at the general shareholders’ or partners’ meeting or other equivalent body of a legal entity, or to appoint or remove a majority of the directors, managers or other equivalent persons thereof, (ii) exercise, directly or indirectly, voting rights in respect of more than 50% (fifty percent) of the capital of a legal entity, and (iii) determine, directly or indirectly, the course of the management or the strategies or principal policies of a legal entity, whether through the ownership of securities, by contractual provision or otherwise.

“Co-Obligors” means the co-obligors identified in the first paragraph hereof, and any Person who may hereafter become a co-obligor pursuant to paragraph (q) of Article Eleven; provided, that each such Person shall also serve as a guarantor under the Promissory Notes.

“Dollars” means the legal tender of the United States of America; provided that, except as set forth in paragraph (c) of Article Three, any amount not originally denominated in Dollars but required to be calculated therein pursuant to this Agreement, shall be so calculated based on the exchange rate for the settlement of foreign-denominated obligations payable in Mexico, published by the Central Bank of Mexico in the Official Gazette of the Federation (Diario Oficial de la Federación) on the last Business Day immediately preceding the relevant calculation date, or at the substitute exchange rate published in lieu thereof by the Central Bank of Mexico; provided, that absent such publication the relevant amount shall be calculated based on the average exchange rate obtained by the Lenders, on the relevant calculation date, by adding the preferred spot rate published by and disclosed to its clients by HSBC México on such date, plus the preferred spot rate published and disclosed to its clients by Banorte on such date, plus the spot rate published in www.bloomberg.com/markets/currencies, or any substitute page thereof in effect on such date, and dividing the sum thereof by three (3).

“Drawdown” shall mean each drawing pursuant to which the Borrower avails itself of all or a portion of the Loans.

“Drawdown Date” has the meaning assigned thereto in paragraph (d) of Article Three.

“Drawdown Notice” has the meaning assigned thereto in paragraph (d) of Article Three.

“Drawdown Period” shall mean the Tranche A-1 Drawdown Period, the Tranche A-2 Drawdown Period or the Tranche B Drawdown Period, as applicable.

“EBITDA” shall mean, as with respect to GCS, as of any calculation date, the sum of (a) its operating income (before taxes, interest expense, depreciation and extraordinary or unusual items) and (b) its depreciation and amortization expense for the relevant period, in each case as determined in accordance with the Financial Reporting Standards consistently applied.

“EBITDA/Gross Interest Expense Ratio” shall mean, at any time and as with respect to GCS, the product of dividing its consolidated EBITDA for the four (4) most recent fiscal quarters, by its consolidated Gross Interest Expense for the four (4) fiscal quarters immediately preceding the relevant calculation date.

“Effective Date” has the meaning assigned thereto in paragraph (a) of Article Thirteen.

“Environmental Laws” shall mean the General Ecological Balance and Environmental Protection Law (Ley General del Equilibrio Ecológico y la Protección al Ambiente) and any other environmental law, regulation, provision, rule or technical guideline issued or adopted by any Governmental Authority (including without limitation, any Governmental Authority in Mexico, Chile, Brazil or Peru) and applicable to the Borrower and its Subsidiaries.

“Equity Interests” shall mean the shares of or partnership or other similar interests (howsoever designated) in a company’s capital, any interest in any Person (other than a company), and any and all warrants referred thereto, debentures convertible thereinto and purchase rights or options in respect thereof.

“Fasa” means Farmacias Ahumada S.A., a limited liability company (sociedad anónima abierta) organized under the laws of Chile and registered with Chile’s Securities and Insurance Superintendency under registration number 629, effective October 15, 1997.

“Financial Reporting Standards” means (i) the financial information standards published by the Council for the Research and Development of Financial Reporting Standards (Consejo para la Investigación y Desarrollo de Normas de Información Financiera, A.C.), applicable in Mexico, or (ii) the International Financial Reporting Standards (IFRS) applicable in Chile, as the case may be, as in effect from time to time.

“GCS” has the meaning assigned thereto in the first paragraph hereof.

“Good Standing” shall mean, at any time and as with respect to any Person, the fact that such Person has not incurred in a reorganization event pursuant to the Corporate Reorganizations Law (Ley de Concursos Mercantiles) (or any successor law) or any other similar, applicable law.

“Governmental Authority” shall mean any Federal, state or municipal executive, legislative or judicial authority, howsoever acting, any governmental agency, instrumentality or decentralized or quasi-independent body or similar entity, any state, municipality, department or other political subdivision thereof, or any other governmental body or authority (including any central bank or taxing authority) or any entity (including any court) exercising governmental executive, legislative or judicial powers in any country (including, without limitation, Mexico, Chile, Brazil and Peru).

“Governmental Authorizations for the Acquisition” shall mean the authorization of the Federal Competition Commission (Comisión Federal de Competencia) and all other authorization required from any Governmental Authority for the consummation of the Acquisition, as set forth in Exhibit B hereto.

“Gross Interest Expense” for any given period shall mean, as with respect to GCS, all interest and financial expenses of any nature whatsoever, accrued by or incurred in connection with GCS’ Indebtedness, whether paid in cash or accrued but payable on a future or over a future period and recorded as a liability, plus any withholding taxes (and other related additional amounts) paid or payable by GCS.

“Guaranty Trust Agreement” means the Irrevocable Guaranty Trust Agreement to be executed among the shareholders of each of Última del Golfo, S.A. de C.V., Capa, S.A. de C.V., Alta del Centro, S.A. de C.V., Solo, S.A. de C.V., Estrella del Pacífico, S.A. de C.V., Medicamentos Doctorgen, S.A. de C.V., Inmuebles Visosil, S.A. de C.V., Drogueros, S.A. de C.V., Daltem Provee Nacional, S.A. de C.V., Casa Saba, S.A. de C.V., Farmacias ABC, S.A. de C.V, Publicaciones Citem, S.A. de C.V., Daltem Provee Norte, S.A. de C.V., Centennial, S.A. de C.V. and Controladora Casa Saba, S.A. de C.V., as settlors and second beneficiaries, The Bank of New York Mellon, S.A., Institución de Banca Múltiple, as trustee, and the Mexican Collateral Agent, as first beneficiary on behalf of the Lenders, in respect of the shares of stock of each of Última del Golfo, S.A. de C.V., Capa, S.A. de C.V., Alta del Centro, S.A. de C.V., Solo, S.A. de C.V., Estrella del Pacífico, S.A. de C.V., Medicamentos Doctorgen, S.A. de C.V., Inmuebles Visosil, S.A. de C.V., Drogueros, S.A. de C.V., Daltem Provee Nacional, S.A. de C.V., Casa Saba, S.A. de C.V., Farmacias ABC, S.A. de C.V, Publicaciones Citem, S.A. de C.V., Daltem Provee Norte, S.A. de C.V., Centennial, S.A. de C.V. and Controladora Casa Saba, S.A. de C.V., substantially in the form of the document attached hereto as Exhibit F, as amended or supplemented from time to time.

“HSBC Commitment Letter” shall mean the letter of understanding dated April 29, 2010, between GCS and Banorte, as amended on August 30, 2010.

“HSBC Loan Account” has the meaning assigned thereto in paragraph (g) of Article Three.

“HSBC México” has the meaning assigned thereto in the first paragraph hereof.

“Indebtedness” shall mean, as with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person under any bonds, debentures, promissory notes or other similar instruments, regardless of their designation or governing law, issued by it, (iii) all deferred payment obligations of such Person on account of the purchase price of any goods or services, excluding any unmatured accounts payable arising in the ordinary course consistent with past practices, maturing in less than 90 (ninety) days, (iv) all obligations of such Person as lessee under any Capital Lease or Sale-Leaseback Transaction, (v) all third-party debt guaranteed by such Person as guarantor or co-obligor, or secured by it by means of a bond or a Lien on any of its assets, up to the amount of such debt, (vi) any letter of credit obtained by such Person and its reimbursement obligations thereunder, excluding any letter of credit issued on behalf of such Person as security for its payment obligations to any vendor in the ordinary course consistent with past practices, until such time as such letter of credit shall have been confirmed and the relevant amount shall have been paid to the applicable vendor by such Person in the ordinary course consistent with past practices, and (vii) any other liability, howsoever designated, whether accrued or contingent, recorded in the balance sheet of such Person in accordance with the Financial Reporting Standards.

“Initial Drawdown” shall mean the first Drawdown hereunder; provided, that the Drawdown of Tranche A-1 and the Drawdown of Tranche A-2 shall occur on the same date and shall together constitute the Initial Drawdown, irrespective of whether the Drawdown of Tranche A-1 occurs prior to the Drawdown of Tranche A-2 as contemplated by paragraph (a)(xvi) of Article Thirteen.

“Interest-Bearing Debt” shall mean, as with respect to any Person, any Indebtedness accruing interest, fees or other financial expenses; provided, that factoring transactions and the extension of credit by a supplier shall not constitute Interest-Bearing Debt to the extent that the financial cost associated therewith is assumed and paid by such supplier and not by such Person.

“Interest Payment Date” has the meaning assigned thereto in paragraph (f) of Article Five.

“Interest Period” shall mean each one (1) month period for the calculation of interest on the principal outstanding amount of the Loans; provided, that (i) the first Interest Period for each Drawdown shall run from the Drawdown Date to (but excluding) the last Business Day of the month in which such Drawdown occurs, (ii) each subsequent Interest Period shall run from the last day of the previous Interest Period to (but excluding) the last day of the following month, (iii) any Interest Period ending on a date which is not a Business Day shall be extended to the first Business Day immediately following such date, and the applicable interest shall be determined based on the number of days actually elapsed through the actual Interest Payment Date, and (iv) any Interest Period otherwise ending after the Maturity Date, shall end on the Maturity Date.

“Interest Rate” has the meaning assigned thereto in paragraph (a) of Article Five.

“Joinder” has the meaning assigned thereto in paragraph (B)(b) of Article Twenty.

“Late Interest Rate” has the meaning assigned thereto in Article Six.

“Lenders” means, collectively, HSBC México, Banorte, and their respective successors and assigns.

“Lien” shall mean, as with respect to any item of property, any mortgage, pledge, guaranty trust, deposit, lien, guaranty, ownership restriction or other encumbrance imposed thereon; provided, that an item of property shall be deemed subject to a Lien if it shall have been the subject matter of a conditional sale, transfer with withholding of title, Capital Lease or other similar arrangement, and an account payable shall be deemed subject to a Lien if assigned or made the subject matter of a factoring transaction, in either case with recourse.

“Loan Documents” shall mean this Agreement, the Promissory Notes (as the context may require), the Commitment Letters, the Collateral Documents and any other instrument executed and/or issued thereunder, including, as the case may be, any amendment thereto or supplement thereof.

“Loans” has the meaning assigned thereto in paragraph (a) of Article Two.

“Majority” has the meaning assigned thereto in paragraph (a) of Article Twenty-Six.

“Material Adverse Effect” has the meaning assigned thereto in paragraph (A)(1) of Article Fourteen.

“Material Assets” shall mean (i) the registration rights to each of the “Fasa,” “Farmacias Ahumada” or “Farmacias Benavides” trademarks, in any class, in the Trademarks Registry (Registro de Marcas Comerciales) maintained by Chile’s Ministry of Economic Development and Reconstruction (Ministerio de Economía, Fomento y Reconstrucción), and (ii) any shares of stock held by Fasa or any of its Subsidiaries, entitling it to appoint a majority of the board of directors or managers of Farmacias Benavides, S.A.B. de C.V.

“Maturity Date” has the meaning assigned thereto in Article Seven.

“Mexican Collateral Agent”, which term shall include its successors or assigns, has the meaning assigned thereto in the first paragraph hereof.

“Mexico” has the meaning assigned thereto in Section I(a) of the Representations and Warranties.

“Net Indebtedness/EBITDA Ratio” shall mean, at any time and as with respect to GCS, the product of dividing its consolidated Interest-Bearing Debt less its consolidated Cash Equivalents for the relevant period, by its consolidated EBITDA for the four (4) fiscal quarters immediately preceding the relevant calculation date.

“Permitted Liens” has the meaning assigned thereto in paragraph (b) of Article Twelve.

“Permitted Holders” shall mean any of Manuel Saba Ades, Alberto Saba Ades or their relatives by blood or marriage in a straight or lateral line within two degrees, whether directly or through any trust or like arrangement established for the exclusive benefit of such persons for estate planning or other similar purposes.

“Person” shall mean any individual, entity, corporation, business or other trust operating on a stand-alone basis, joint venture, unregistered entity, partnership or other business entity or Governmental authority, whether incorporated or unincorporated.

“Pesos” means the legal tender of Mexico.

“Pledge Agreements Subject to Retained Possession” shall mean (i) the pledge agreement subject to retained possession (contrato de prenda sin transmisión de posesión) to be executed between the Borrower and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by the Borrower in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (ii) the pledge agreement subject to retained possession to be executed between Casa Saba, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Casa Saba, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (iii) the pledge agreement subject to retained possession to be executed between Drogueros, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Drogueros, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (iv) the pledge agreement subject to retained possession to be executed between Farmacias ABC de México, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Farmacias ABC de México, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (v) the pledge agreement subject to retained possession to be executed between Daltem Provee Nacional, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Daltem Provee Nacional, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (vi) the pledge agreement subject to retained possession to be executed between Publicaciones Citem, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Publicaciones Citem, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (vii) the pledge agreement subject to retained possession to be executed between Daltem Provee Norte, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Daltem Provee Norte, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, (viii) the pledge agreement subject to retained possession to be executed between Centennial, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Centennial, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, and (ix) the pledge agreement subject to retained possession to be executed between Controladora Casa Saba, S.A. de C.V. and the Mexican Collateral Agent, acting on behalf and for the benefit of the Lenders, in respect of all items of personal property used by Controladora Casa Saba, S.A. de C.V. in connection with its primary business activity, including, without limitation, its inventory and accounts receivable, in each case substantially in the form of the document attached hereto as Exhibit G, as amended or supplemented from time to time.

“Principal Payment Date” has the meaning assigned thereto in Article Seven.

“Promissory Note” and “Promissory Notes” have the meanings assigned thereto in paragraph (f) of Article Three.

“Sale-Leaseback Transaction” shall mean any arrangement pursuant to which a Person shall have sold or transferred any asset and agreed to subsequently lease such or any other asset primarily for its use in connection with the same purposes as the asset so sold or transferred.

“Scotiabank Loans” shall mean the loans made pursuant to (i) the loan agreement dated March 25, 2010, among Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as lender, Casa Saba, S.A. de C.V., as borrower, and GCS and Drogueros, S.A. de C.V., as guarantors, and (ii) the loan agreement dated May 7, 2008, among Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as lender, Casa Saba, S.A. de C.V., as borrower, and GCS and Drogueros, S.A. de C.V., as guarantors.

“Share Pledge Agreement” shall mean the pledge agreement (contrato de prenda mercantil) to be executed by Controladora Casa Saba, S.A. de C.V., in favor of the Chilean Collateral Agent, for the benefit of the Lenders, in respect of the shares of stock of Fasa, substantially in the form of the document attached hereto as Exhibit H-1.

“Share Purchase Commitment” shall mean the Share Purchase Commitment, dated May 17, 2010, among José Codner Chijner, Inversiones Galia, S.A., Inversiones Los Alpes, S.A., Inversiones JCC Limitada, Asesorías e Inversiones ECD Limitada, Asesoría e Inversiones KCD Limitada, Asesoría e Inversiones DCD Limitada, and GCS.

“Special Majority” has the meaning assigned thereto in paragraph (a) of Article Twenty-Six.

“Subsequent Transaction” has the meaning assigned thereto in paragraph (s) of Article Eleven.

“Subsidiary” shall mean, as with respect to any Person, any company, partnership, trust, estate allocated to a specific purpose or other entity of any nature whatsoever, whether incorporated or unincorporated, howsoever designated, organized or existing, having the requisite legal ability to enter into agreements pursuant to the laws of any jurisdiction, in (or of) which 50% (fifty percent) of (a) if a stock company, the outstanding voting shares of stock, (b) if a limited partnership, joint venture or other similar entity, the partnership or other interests in its capital or profits, or (c) if a trust or other similar entity, the right to participate in its estate, are held or controlled by, directly or indirectly, at any given time, by (x) such Person, (y) such Person and one of more of its Subsidiaries, or (z) one or more of the Subsidiaries of such Person. For the avoidance of doubt, for purposes of this Agreement Fasa and its Subsidiaries shall be deemed to be Subsidiaries of the Lender solely and exclusively after the Acquisition.

“TIIE” shall mean, for purposes of any Interest Period, the 28 (twenty-eight) day Interbank Balanced Rate (Tasa de Interés Interbancaria de Equilibrio) published by the Central Bank of Mexico on the first day of the relevant Interest Period; provided, that if the first day of an Interest Period is not a Business Day, then the TIIE shall be the rate published on the last Business Day immediately preceding the commencement of such Interest Period or on the nearest Business Day.

“Tranche A-1” has the meaning assigned thereto in paragraph (a) of Article Two.

“Tranche A-1 Drawdown Period” has the meaning assigned thereto in paragraph (a) of Article Three.

“Tranche A-2” has the meaning assigned thereto in paragraph (a) of Article Two.

“Tranche A-2 Drawdown Period” has the meaning assigned thereto in paragraph (b) of Article Three.

“Tranche B” has the meaning assigned thereto in paragraph (a) of Article Two.

“Tranche B Drawdown Period” has the meaning assigned thereto in paragraph (c) of Article Three.

(b)            Except as otherwise expressly provided for herein, all references to any recital, representation, warranty or article, shall be deemed to refer to the representations and warranties hereunder and the articles hereof; and all references to any exhibit shall be to the relevant exhibit hereto, which shall constitute an integral part hereof. The words “hereof”, “herein”, “hereunder”, and others of similar import, shall be deemed to refer to this Agreement as a whole and not to any specific article or provision hereof. All references to a law or regulation shall be deemed to include its amendments and supplements, and any successor provision, law or regulation thereof.

(c)            Any accounting term not otherwise defined herein, and all the financial information required to be delivered by the Borrower or any Person pursuant hereto, shall be construed, prepared, presented and, as the case may be, consolidated in accordance with the Financial Reporting Standards.

(d)            Unless expressly provided that a given period of time shall be comprised by Business Days, all periods of time set forth herein shall be comprised by calendar days.

ARTICLE TWO. The Loans. (a) Subject to the terms and conditions set forth herein, each Lender hereby agrees to make available to the Borrower loans in an amount not to exceed (i) in the case of Banorte, Ps.1,950,000,000 (one billion nine hundred fifty million Pesos) (“Tranche A-1”), (ii) in the case of HSBC  México, Ps.5,904,000,000 (five billion nine hundred four million Pesos) (“Tranche A-2”), and (iii) also in the case of HSBC México, the Peso equivalent of $200,000,000 (two hundred million Dollars) (“Tranche B” and, together with Tranche A-1 and Tranche A-2, the “Loans”), exclusive of any interest on or fees and expenses incurred in connection with the Loans.

(b)            The amount of the Loan made by each Lender shall not exceed the amount of such Lender’s Commitment (as with respect to the Tranche identified in Exhibit 1).

(c)            All Drawdowns shall be made by the Borrower in accordance with Article Three.

(d)            Any and all amounts previously drawn and repaid by the Borrower pursuant to this Agreement shall not be subject to further disbursement.

                                ARTICLE THREE. Drawdowns. (a) Tranche A-1 shall be requested by GCS and made available thereto by Banorte as a single Drawdown, within 180 (one hundred eighty) days from the Effective Date; provided, that in any event such Drawdown must occur on or before February 28, 2011 (the “Tranche A-1 Drawdown Period”).

(b)            Tranche A-2 shall be requested by GCS and made available thereto by HSBC México as a single Drawdown, within (one hundred eighty) days from the Effective Date; provided, that in any event such Drawdown must occur on or before February 28, 2011 (the “Tranche A-2 Drawdown Period”).

(c)            Tranche B shall be requested by GCS and made available thereto (or to any direct or indirect Subsidiary thereof indicated in the relevant Drawdown Notice and reasonably acceptable to HSBC México) by HSBC México as a single or multiple Drawdowns in Pesos, at the exchange rate determined by HSBC México (based on market conditions) on the relevant Drawdown Date, within the period commencing on the Effective Date and ending 60 (sixty) days prior to the Maturity Date (the “Tranche B Drawdown Period”).

(d)            Each Drawdown on the Loans shall occur on a Business Day (the “Drawdown Date”), in the case of Tranche A-1 within the Tranche A-1 Drawdown Period, in the case of Tranche A-2 within the Tranche A-2 Drawdown Period, and in the case of Tranche B within the Tranche B Drawdown Period; provided, that the Borrower shall have previously delivered to each Lender a notice substantially in the form of the document attached hereto as Exhibit J (the “Drawdown Notice”), executed by an Authorized Officer of the Borrower, containing, at least, (i) the amount of the relevant Drawdown, (ii) the expected Drawdown Date, (iii) the account to which the Lender must deposit the aggregate amount of the Drawdown, and (iv) the certificates referred to in paragraph (a)(xviii) of Article Thirteen. Such Drawdown Notice must be received by each Lender at least five (5) Business Days prior to the Drawdown Date, unless the Lenders shall have agreed to a shorter notice. The relevant Lender’s obligation to make the Loans available in the terms set forth herein, shall remain in effect, in the case of Tranche A-1, throughout the Tranche A-1 Drawdown Period, in the case of Tranche A-2, throughout the Tranche A-2 Drawdown Period, and in the case of Tranche B, throughout the Tranche B Drawdown Period. Consequently, the Lenders’ obligation to make available any unused portion of Tranche A-1, Tranche A-2 or Tranche B, as the case may be, shall terminate upon expiration of the relevant Drawdown Period.

(e)            The Initial Drawdown shall be subject to the satisfaction of the conditions precedent set forth in paragraph (a) of Article Thirteen, and each Drawdown (including, without limitation, the Initial Drawdown) shall be subject to the conditions precedent set forth elsewhere in Article Thirteen. The determination as to whether the conditions set forth in paragraph (a) of Article Thirteen have been satisfied shall be made by the Lenders, in their own discretion, prior to any Drawdown in respect of either Tranche A-1 or Tranche A-2, and the determination as to whether the conditions precedent set forth in paragraph (b) of Article Thirteen have been satisfied shall be made by HSBC México, in its own discretion, prior to any Drawdown in respect of Tranche B.

(f)             Subject to the satisfaction (or waiver) of the conditions precedent for the effectiveness of this Agreement or the availability of the Drawdowns, each Drawdown shall be made in accordance with paragraph (g) below, upon delivery to the relevant Lender of a Promissory Note substantially in the form of the document attached hereto as Exhibit K (each, a “Promissory Note” and, together, the “Promissory Notes”), duly executed by the Borrower, as issuer, and by the Co-Obligors, as guarantors, for an amount equal to the amount of the Drawdown made available by such Lender on the relevant Drawdown Date. The parties agree that in case of conflict between the provisions contained in this Agreement and the provisions contained in any Promissory Note, the provisions contained in this Agreement shall prevail.

(g)            The Lenders shall credit the amount of each Drawdown as requested by the Borrower in the relevant Drawdown Notice, in the case of HSBC to account number 021180040471607755, maintained by GCS at HSBC México (the “HSBC Loan Account”) and, in the case of Banorte, to account number 072180006504977918, maintained by GCS at Banorte (the “Banorte Loan Account”), in each case before 2:00 p.m. (Mexico City time) on the Drawdown Date.

                                ARTICLE FOUR. Fees.  (a) The Borrower hereby agrees to pay to each Lender and/or its Affiliates, in connection with the Acquisition, the financing of the Acquisition and the Scotiabank Loans, and any other related transaction, the fees set forth in the relevant Commitment Letter or agreed with each Lender and/or its Affiliates in a separate instrument.

(b)           The fees referred to in this Article Four shall be subject to the applicable value added tax.

                                ARTICLE FIVE. Interest. (a) The Borrower shall pay to each Lender, in respect of each Interest Period and without need for demand, interest on the outstanding principal amount of the Loans made available by such Lender, Period, at an annual rate equal to the TIIE for the relevant Interest Period, plus the Applicable Margin (the “Interest Rate”).

(b)            If the Central Bank of Mexico shall have temporarily or permanently discontinued the publication of the TIIE and the rate referred to in paragraph (b) above,2 the interest rate applicable in respect of any Interest Period shall be equal to the Cost of Peso-Denominated Funds (Costo de Captación a Plazo de Pasivos Denominados en Pesos) most recently published by the Central Bank of Mexico in its Internet page prior to the commencement of the relevant Interest Period, plus the Applicable Margin.

(c)            If the Central Bank of Mexico shall have temporarily or permanently discontinued the publication of the TIIE, the interest rate applicable in respect of any Interest Period shall be equal to the annual interest rate for new issues of 28 (twenty-eight) day Treasury Certificates most recently published by the Central Bank of Mexico in its Internet page prior to the commencement of the relevant Interest Period, plus the Applicable Margin.

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2 Translator's note: sic.

(d)            If the Central Bank of Mexico shall have temporarily or permanently discontinued the publication of the TIIE and the rates referred to in paragraphs (b) and (c) above, the applicable interest rate shall be the interest rate published by the Central Bank of Mexico in lieu of the interest rate referred to in paragraph (c) above, plus the Applicable Margin.

(e)            Any substitute rate applicable pursuant to paragraphs (b), (c) and (d) above, shall cease to be in effect beginning on the first Interest Period immediately following the date on which the Central Bank of Mexico resumes publication of the TIIE.

(f)             Interest shall be due and payable on the last Business Day of each Interest Period (each such date, an “Interest Payment Date”); provided, that the last Interest Payment Date shall occur on the Maturity Date.

(g)            Any and all interest due and payable hereunder shall be calculated based on the number of days actually elapsed in a year comprised by 360 (three hundred sixty) days, including the first but excluding the last day thereof.

                                ARTICLE SIX. Late Interest. (a) If any amount due and payable hereunder or under the Promissory Notes is not paid when due, such amount shall accrue late interest from the date on which it became due, to the date on which it shall have been paid in full, at an annual rate equal to the interest rate for the relevant period, multiplied by two (2) (the “Late Interest Rate”).

(b)            The amount of late interest accrued on a per-day basis by any past due amount shall be calculated by dividing the applicable Late Interest Rate by 360 (three hundred sixty), which late interest shall be due and payable on demand by the Borrower based on the actual number of days elapsed and for so long as a default shall have occurred and be continuing.

                                ARTICLE SEVEN. Repayment. The outstanding principal amount of the Loans made by each lender shall be repaid thereto by the Borrower in a single installment on the date occurring six (6) months after the Drawdown Date for the Initial Drawdown (the “Maturity Date”); provided, that the borrower shall be entitled to extend the Maturity Date of the Loans on a single occasion, upon written notice to each Lender at least 30 (thirty) days prior to the original Maturity Date, to the date which occurring 12 (twelve) months from the Drawdown Date for the Initial Drawdown; provided, further, that in the event of any such extension the Borrower shall be required the then outstanding Promissory Notes for new Promissory Notes duly executed by it and the Co-Obligors, as guarantors.

                                ARTICLE EIGHT. Prepayments of Principal. (a) The Borrower shall be entitled to repay the principal amount of the Loans, together with any accrued but unpaid interest thereon and any other amounts due and payable in connection therewith pursuant to this Agreement, prior to its scheduled maturity, upon written notice to each Lender at least 10 (ten) Business Days prior to the proposed date of repayment of such principal amount.

(b)            The principal amount of the Loans, net of any applicable taxes, shall be subject to prepayment by the Borrower in the event and with the proceeds of:

 (i)              any sale, assignment or other transfer of assets by GCS or any of its Subsidiaries, (including the Co-Obligors) or Fasa or any of its Subsidiaries, other than (1) any sale of its inventories in the ordinary course consistent with past practices, (2) the sale, in a single transaction or a series of successive transactions, of assets representing in value less than $10,000,000 (ten million Dollars) or its equivalent in any other currency, in any fiscal year, provided that the relevant proceeds are used to purchase new assets within 180 (one hundred eighty) days from the drawdown date, and (3) as the case may be, the sale associated with the Subsequent Transaction;

 (ii)             the issuance of any Equity Interests or the issuance or incurrence of any Indebtedness by GCS or its Subsidiaries (including the Co-Obligors), or Fasa or its Subsidiaries, other than any Indebtedness permitted by paragraph (a) of Article Twelve, for purposes other than repaying the Loans;

 (iii)            the transfer of any Equity Interest in its Subsidiaries, or in Fasa or its Subsidiaries;

 (iv)           any amount received by GCS or any of its Subsidiaries (including the Co-Obligors) as adjustment to the purchase price or indemnification pursuant to the Acquisition Documents;

 (v)            any insurance proceeds obtained as a result of the occurrence of an insured event, if such proceeds are not used to replace the relevant assets; and

 (vi)           50% of the Cash Surplus (which shall be due and payable within 10 (ten) Business Days from the delivery of the quarterly financial information referred to in paragraph (b) of Article Eleven).

(c)            Any amount repaid pursuant to this Article shall be allocated on a pro rata basis to repay any Loans made available by the Lenders to the Borrower under Tranche A-1, Tranche A-2 and Tranche B.

(d)            To the extent that any prepayment is made on an Interest Payment Date, the Borrower shall not be required to pay any fee or penalty to the Lenders. If a prepayment shall occur on a date other than an Interest Payment Date, the Borrower shall pay to each Lender any and all costs and expenses incurred by the latter in connection therewith, within 15 (fifteen) days from the receipt of demand therefor from the relevant Lender; provided, that such Lender shall have delivered to the Borrower a document containing a reasonably detailed breakdown of the calculation of the relevant charges, which document shall have binding effects absent any calculation error.

(e)            If the Borrower defaults with any prepayment following the delivery of notice thereof to the Lenders, the Borrower shall pay to each Lender, upon demand, any and all costs and expenses incurred by the latter in connection with such repayment, provided that such Lender shall have delivered to the Borrower a reasonably detailed description of such cost or expense.

                                ARTICLE NINE. Payment Place and Terms; Additional Amounts. (a) Any and all payments on account of the principal amount of, interest on, or fees and other amounts payable in connection with the Loans, shall be made by the Borrower net of any and all taxes, fees, contributions, withholdings, deductions, charges or other imposts applicable thereto pursuant to any Mexican or Chilean law, regulation or other legal provision, without offset, in immediately available funds, before 12:00 noon (Mexico City time) on the due date thereof. In the event of applicability of any tax or withholding (including any tax on any interest paid to a Lender’s funding sources), the Borrower shall pay such additional amounts as may be necessary for each Lender to receive the same amount it would have received absent such tax or withholding. The above shall not be applicable to any income or other similar taxes payable by a Lender or its successors or assigns under this Agreement, based on its total income or assets pursuant to the applicable laws, regulations and other legal provisions of Mexico. Each payment shall be made in Pesos, (i) in the case of HSBC, by means of its deposit to the HSBC Loan Account or to such other account as HSBC México shall have notified to the Borrower at least five (5) Business Days in advance, (ii) in the case of Banorte, by means of its deposit to the Banorte Loan Account or to such other account as Banorte shall have notified to the Borrower at least five (5) Business Days in advance, and (iii) in the case of any other Lender, to the account notified by the relevant Lender to the Borrower at least five (5) Business Days in advance. The Borrower hereby authorizes each of HSBC México and Banorte to charge to the HSBC Loan Account and the Banorte Loan Account, respectively, any and all amounts payable to each of them by the Borrower pursuant to this Agreement.

(b)            Any and all partial installments received by the Lenders shall be allocated as follows:

 first, to the payment of any and all collection expenses, including attorney’s fees and litigation expenses, if any;

 second, to reimburse the Lenders for any and all costs and expenses remaining unpaid after the date on which they became due and payable (which shall not be less than three (3) Business Days from the receipt of the relevant invoice by the Borrower);

 third, to the payment of any and all fees due and payable under the Loan Documents;

 fourth, to the payment of any and all accrued, unpaid late interest; and any and all of the costs and expenses referred to in paragraphs (d) and (e) of Article Eight, if any;

 fifth, to the payment of any accrued, unpaid regular interest;

 sixth, to the payment of the principal amount of the Loans; and

 seventh, to the payment of any other amount due and payable hereunder and under the other Loan Documents, if any.

(c)            If any of the Borrower’s payment obligations hereunder shall be due on a date which is not a Business Day or which is not included in the relevant month’s calendar, then the relevant amount shall be due and payable on the first Business Day immediately following such date.

(d)           The parties hereby agree that any and all payments (including, without limitation, any partial installment) on account of the principal amount of, interest on, or fees or other amounts payable in connection with the Loans (except for any fees or other amounts payable to only one of the Lenders) shall be allocated on a pro rata basis to repay any Loans made available by the Lenders to the Borrower under Tranche A-1, Tranche A-2 and Tranche B, based on each Lender’s Commitment pursuant to Exhibit 1 hereto. Each Lender hereby covenants and agrees, in the event that it were to receive payment of an amount greater than that to which it is entitled, to distribute to the other Lenders the applicable pro rata share of such payment based on each other Lender’s Commitment pursuant to Exhibit 1.

                                ARTICLE TEN. Joint and Several Obligations. (a) Pursuant to articles 1,987 (one thousand nine hundred eighty-seven), 1,988 (one thousand nine hundred eighty-eight) and other applicable provisions of the Federal Civil Code (Código Civil Federal), and the corresponding articles of the civil codes for the Federal District and all states of the Mexican Republic, each Co-Obligor hereby agrees to be held jointly and severally liable with the Borrower for the payment, when due, of the principal amount of, interest on, and any fees or other amounts due and payable hereunder and under the Promissory Notes and the other Loan Documents, irrespective of whether their joint and several obligations are expressly referred to in the relevant articles of this Agreement, the Promissory Notes or the other Loan Documents. Accordingly, the Lenders shall be entitled to demand payment of any such amount, indistinctly, to the Borrower and/or any of the Co-Obligors, either jointly or individually.

(b)            In addition to its obligations pursuant to the preceding paragraph, each Co-Obligor hereby agrees to execute, as guarantor, any and all Promissory Notes issued hereunder.

(c)            If any Co-Obligor shall have paid any amount on behalf of the Borrower, the Borrower and the Co-Obligors hereby agree not to seek its recovery from the other Co-Obligors unless and until the Lenders shall have received payment of any and all amounts due and payable thereto pursuant to this Agreement, the Promissory Notes and the other Loan Documents.

                                ARTICLE ELEVEN. Affirmative Covenants. For so long as any amount due and payable hereunder or under the Promissory Notes and the other Loan Documents shall remain outstanding, the Borrower and the Co-Obligors, as the case may be, hereby covenant and agree to do the following:

(a)            Use of Proceeds. The Borrower shall use and cause to be used (i) all of the proceeds from Tranche A-1, to (1) repay in full the Scotiabank Loans, and for other general corporate purposes, and (2) pay to Banorte the fees set forth in Article Four; (ii) all of the proceeds from Tranche A-2, to (1) finance the one-time acquisition, by Controladora Casa Saba, S.A. de C.V., through a tender offer, of at least 50% (fifty percent) plus one of the outstanding shares of stock of Fasa in accordance with Title XXV of Chile’s Securities Market Law (Ley de Mercado de Valores) (the “Acquisition”), and (2) pay to HSBC México the fees set forth in Article Four; and (iii) all of the proceeds from Tranche B, to (i) refinance the Bonds and, as the case may be, such liabilities of Fasa and its Subsidiaries as the Borrower and HSBC México may agree, and as may be necessary for GCS to satisfy its obligation to consummate the Subsequent Transaction in exactly the terms set forth in paragraph (s) of Article Eleven hereof, (2) pay to HSBC México the fees set forth in Article Four, and (3) pay any and all other fees payable in connection with the transactions contemplated by this Agreement, with the Acquisition and with such other related transactions (including any financial derivative transaction) as the Borrower and HSBC México may agree.

(b)            Financial Statements; Other Reports. The Borrower shall deliver to each Lender, complete and correct copies,

 (i)              as soon as practicable, but in any event within 130 (one hundred thirty) days from the end of each fiscal year of GCS, Fasa and each Co-Obligor, of the audited consolidated and individual financial statements of GCS and Fasa, and the individual financial statements of each Co-Obligor for the immediately previous fiscal year, including in each case its balance sheet, income statement, statement of changes in financial condition and statement of changes in stockholders’ equity, together with the report thereon of Salles, Sainz – Grant Thorton, S.C. or any other independent accounting firm acceptable to the Lenders, and a certificate from an Authorized Officer of the Borrower to the effect that no Acceleration Event has occurred and is continuing or, if an Acceleration Event shall have occurred and be continuing, containing a description thereof and of the actions taken or proposed to be taken in connection therewith;

 (ii)             as soon as practicable, but in any event within 30 (thirty) Business Days from the end of each of the first three (3) quarters of each fiscal year of GCS, Fasa and each Co-Obligor, and within 50 (fifty) days from the end of the last quarter of each fiscal year of GCS, Fasa and each Co-Obligor, of the consolidated and individual financial statements of GCS and Fasa, and the individual internal financial statements of each Co-Obligor for the immediately previous fiscal quarter, including in each case its balance sheet, income statement, statement of changes in financial condition and statement of changes in stockholders’ equity, certified by an Authorized Officer of GCS, Fasa and each Co-Obligor, as the case may be, as being prepared in accordance with the Financial Reporting Standards, together with a certificate from an Authorized Officer of the Borrower to the effect that the terms of this Agreement have been complied with and no Acceleration Event has occurred and is continuing or, if an Acceleration Event shall have occurred and be continuing, containing a description thereof and of the actions taken or proposed to be taken in connection therewith;

 (iii)            concurrently with the delivery of the financial information set forth in this Article Eleven, the Borrower shall deliver to each Lender a certificate from an Authorized Officer, substantially in the form of the document attached hereto as Exhibit L, containing all the information and calculations necessary to verify the satisfaction by GCS of its obligations under paragraph (t) of this Article Eleven or, as the case may be, describing the reasons for its failure to comply therewith and a detailed description of the actions taken during such quarter and as of the date relevant in order to comply with the Net Indebtedness/EBITDA Ratio set forth in paragraph (t)(i) of this Article Eleven; and

 (iv)            within the first 20 (twenty) Business Days from the end of each quarter, the Borrower shall deliver to each Lender a certificate from an Authorized Officer as with respect to (1) the amount of consolidated accounts receivable of each Co-Obligor and, as the case may be, any other Subsidiary required to pledge its accounts receivable pursuant to this Agreement, for the previous fiscal quarter, their age, any reserves created in respect thereof during such quarter, any change in such item as with respect to the previous quarter, and a summary of the reasons for any such change; and (2) the amount of the consolidated inventories of each Co-Obligor and, as the case may be, any other Subsidiary required to pledge its inventories pursuant to this Agreement, for the previous fiscal quarter, their age, any reserves created in respect thereof during such quarter, any change in such item as with respect to the previous quarter, and a summary of the reasons for any such change.

(c)            Notices and Reports. The Borrower shall give to the Lenders, immediately upon its occurrence but in any event within five (5) Business Days therefrom, detailed, complete and correct notice of any of the following events: (i) any Acceleration Event (regardless of whether or not continuing after the expiration of the relevant grace period, if any, and irrespective of the delivery of the notice referred to in this paragraph (c)), in the form of a certificate from an Authorized Officer of the Borrower containing a detailed description of such Acceleration Event and the actions taken or proposed to be taken by the Borrower in connection therewith; (ii) any change in the taxes, duties or other contributions payable in Mexico, Chile, Peru or Brazil, or any political subdivision thereof or taxing authority therein, or in any provision applicable in Mexico, Chile, Peru or Brazil, which may affect any amount or the period of time for the receipt of any amount due and payable hereunder or under the Promissory Notes or the other Loan Documents, or the obligations of the Borrower generally; (iii) any default or event of default with any contractual obligation of the Borrower, Fasa or their respective Subsidiaries, resulting or which could be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect, (iv) the commencement of any litigation, action or proceeding by or before any court, Governmental Authority or arbitration tribunal, resulting or which could be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect; (v) any threatened strike or stoppage by the workers of the Borrower, Fasa or their respective Subsidiaries; and (vi) any development, event or circumstance, of any nature whatsoever, having or which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            Compliance with the Law; Satisfaction of Contractual Obligations. The Borrower and each Co-Obligor shall comply, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to comply with (i) any and all laws, regulations, orders, decisions, awards, directives or requirements issued by any Governmental Authority (including as with respect to any license, permit, notice, registration or other governmental authorization, of any nature whatsoever, necessary for its own or hold its property or conduct its business, and including any antitrust, environmental (including any technical guideline and provision applicable to the management and release of hazardous materials or residues), tax, social security, pensions and corrupt practices law), and (ii) each and all of its obligations under any contract or agreement to which it is a party, or under any securities issued by it (by any means whatsoever), except where its failure to comply therewith or its default thereunder would not have or could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Payment Obligations. The Borrower and each Co-Obligor shall pay, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to pay, before the amount thereof shall become past due, (i) any and all taxes, contributions, fees and other governmental charges of any nature whatsoever, determined against, imposed upon or demanded from it (including, without limitation, those relating to social security, workers’ housing or retirement contributions) and (ii) any and all lawful claims where its failure to make the relevant payment would result or could be reasonably expected to result in the imposition of a Lien on its property; provided, that the neither the Borrower nor any Co-Obligor shall not be required to pay or to cause any of its Subsidiaries, Fasa or any of Fasa’s Subsidiaries to pay, any tax, fee or charge being contested by it in good faith through the appropriate procedures in accordance with the applicable laws, for which it has created appropriate reserves in accordance with the Financial Reporting Standards or with any other generally accepted accounting principles applicable thereto, as the case may be, and which would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)             Insurance.

 (i)              The Borrower and each Co-Obligor shall maintain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to maintain, in full force and effect, all-risk insurance policies in respect of all of its real property, issued by reputable insurance companies in each relevant jurisdiction, in such amounts and against such risks as are consistent with customary industry’s practice for like companies with similar properties and engaged in the same or similar lines of business as the Borrower, its Subsidiaries (including the Co-Obligors), Fasa and Fasa’s Subsidiaries, which amounts shall be at least equal to those required to replace the relevant items of property.

 (ii)             Each of the real property insurance policies set forth in Exhibit D hereto shall expressly and irrevocably designate the Lenders as preferred beneficiaries of any insurance payment made thereunder, indicate that the premium payable in respect of its effective period has been paid in full, and that such policy shall be in full force and effect during such period. The Borrower shall provide evidence of the purchase of each such policy, its effectiveness and the designation of the Lenders as beneficiaries thereof, at least three (3) days prior to the Drawdown Date for the Initial Drawdown and within 20 (twenty) days from each anniversary of the purchase of each such policy.

(g)            Conduct of Business; Continuing Existence. The Borrower and each Co-Obligor shall remain engaged, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to remain engaged primarily in the same activities and line of business as it is currently engaged, and shall preserve and maintain and cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to preserve and maintain its legal existence, rights, licenses, permits, notices, registrations and, generally, any material authorization for the conduct of its business.

(h)            Books and Records. The Borrower and each Co-Obligor shall keep, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to keep adequate books and accounting records, containing complete and correct entries of all of its financial transactions, assets and business, made in accordance with the Financial Reporting Standards or any other generally accepted accounting principles applicable to it.

(i)             Right of Inspection. The Borrower and each Co-Obligor shall allow, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to allow the representatives of each Lender (whether jointly or individually) to inspect its accounting records and/or assets. Any such review and inspection shall take place upon at least three (3) days’ written notice to the Borrower (except if an Acceleration Event shall have occurred and be continuing, in which case no notice shall be required). All expenses incurred with any such review or inspection shall be borne by the Borrower, except where the number of inspections in any given year shall have exceeded from three (3), in which case such costs shall be borne by the Lender requesting the inspection (except if an Acceleration Event shall have occurred and be continuing, in which case such expenses shall be borne by the Borrower). Any such review or inspection shall take place during Business Days and business hours, in a manner such that does not disrupt or interrupt the operations of the Borrower, its Subsidiaries, the Co-Obligors, Fasa or Fasa’s Subsidiaries, as the case may be. The Lenders shall keep (and shall cause their representatives to keep) confidential any and all information of the Borrower, its Subsidiaries, the Co-Obligors, Fasa and Fasa’s Subsidiaries obtained by them in connection with any such review or inspection, until such time as such information shall have become publicly available by any means other than its disclosure by the Lenders or its representatives, or unless there shall be a dispute between the Lenders and the Borrower (in which case the Lenders shall be entitled to use such information in connection with such dispute); provided, that the Lenders shall be allowed to disclose such information to the extent required to comply with the applicable laws or with an order of a competent authority.

(j)             Maintenance of Property. The Borrower and each Co-Obligor shall maintain and preserve, and the Borrower shall cause each of its Subsidiaries, Fasa and each of its Subsidiaries to preserve and maintain in good order and normal condition any and all items of property used by it in connection with or which may be useful for purposes of its business activities, ordinary wear and tear excepted, which obligation shall not prevent the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries, from discontinuing the operation and maintenance of any item of property where necessary for the conduction of its business operations, provided that such discontinuation does not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)            Ranking. The Borrower and the Co-Obligors shall do all such things as may be necessary to ensure that their respective obligations hereunder and under the other Loan Documents constitute, at least, general obligations of the Borrower and the Co-Obligors and (i) rank at least pari passu with all other present or future, direct and unsubordinated obligations of the Borrower and the Co-Obligors (except for any payment obligation ranking senior thereto in status pursuant to the law), and (ii) be secured by a first priority lien on the assets subject matter of the Collateral Documents.

(l)             Transactions with Affiliates.  The Borrower and each Co-Obligor shall enter, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to enter into any transaction with its Affiliates, exclusively on an arm’s length basis, in terms not less favorable than those it could obtain in a similar transaction from a party other than any of its Affiliates.

(m)           Maintenance of the Governmental Authorizations. The Borrower and each Co-Obligor shall maintain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to maintain, in full force and effect, any and all authorizations from and registrations with any Governmental Authority, necessary pursuant to the applicable laws or reasonable industry’s practice to (i) conduct its business (including, without limitation, any financial, antitrust, environmental or health laws), except where the lack of any such authorization or registration would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) comply with its obligation under and preserve the validity and enforceability of this Agreement and the other Loan Documents.

(n)            Taxes. The Borrower and each Co-Obligor shall file, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to file, any and all tax returns of any nature whatsoever (including those relating to payroll taxes and social security, workers’ housing and retirement contributions), required to be filed by it in any jurisdiction pursuant to the applicable laws thereof, and to pay any and all taxes due and payable by it in accordance with such tax returns, on or before the date on which each such payment is due pursuant to the applicable laws (which payment shall be included, for purposes of this obligation, within those required to be made by Borrower and the Co-Obligors pursuant to paragraph (d) of this Article Eleven), except for any such tax being contested by it in good faith through the appropriate procedures in accordance with the applicable laws, for which it has created appropriate reserves in accordance with the Financial Reporting Standards, and which would not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)            Ownership Structure; Voting Rights. GCS shall maintain, at all times during the effective term of this Agreement, (1) title to more than 50% (fifty percent) of the voting Equity Interests of each Co-Obligor and (2) the Control of each Co-Obligor.

(p)            Collateral Documents.

 (i)             The Borrower and each Co-Obligor shall comply, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries, to the extent a party to the Collateral Documents, to comply with any and all of its obligations thereunder, execute and deliver all such documents or carry out all such acts as the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, may reasonably request from it in order to create, formalize, protect, preserve and maintain in full force and effect the guaranties and liens contemplated thereby, pay any and all costs and expenses incurred in connection with the above, and defend the rights of the Lenders, the Mexican Collateral Agent and the Chilean Collateral Agent in respect of the property and rights subject matter of the Collateral Documents.

 (ii)             The Borrower and each Co-Obligor shall execute and cause each of its Subsidiaries to execute the Chilean Pledge Agreements, (1) in the case of the Share Pledge Agreement, including its formalization, within 15 (fifteen) Business Days from the date of the Initial Drawdown, and (2) in the case of the other Chilean Pledge Agreements, within 45 (forty-five) Business Days from the acquisition of 95% (ninety-five percent) or more of the outstanding shares of stock of Fasa by the Borrower, through any of its Subsidiaries, subject to their formalization within an additional 30 (thirty) Business Day period; provided, that (y) the Borrower shall only be required to execute the Chilean Pledge Agreements within such 45 (forty-five) Business Day period if it shall have obtained from the holders of the Bonds (in accordance with the provisions contained in the relevant indenture) such written consents as may be necessary for it to enter into and to execute the Chilean Pledge Agreements; provided, further, that the Borrower shall make and cause Fasa to make its best efforts to obtain such consents and keep the Lenders appraised as with respect thereto, and (z) upon receipt of the consents referred to in item (ii)(y) above, the Lenders and the holders of the Bonds shall each hold a pro rata share of the collateral represented by Fasa’s property.

(q)            Additional Co-Obligors. The Borrower shall cause (i) those of its Subsidiaries (including, without limitation, Fasa and its Subsidiaries, subject to the provisions contained hereinbelow) having a combined book value in excess of 90% (ninety percent) of the total consolidated assets, sales and EBITDA of GCS (including Fasa and its Subsidiaries), calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article, and (ii) any present or future direct or indirect Subsidiary of GCS (including, without limitation, Fasa and its Subsidiaries, subject to the provisions contained hereinbelow), having a book value equal to or greater than 10% (ten percent) of GCS’ consolidated assets, sales and EBITDA, calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article, to execute, to the Lenders’ satisfaction, any such documents as may be necessary for such Subsidiary to become a Co-Obligor under Article Ten hereof, including, without limitation, this Agreement, any amendment or joinder to this Agreement, and the Promissory Notes, as guarantors, within 45 (forty-five) Business Days from the date on which such Subsidiary is first required to become a Co-Obligor; provided, that the obligation set forth in this paragraph (q) shall be effective, as with respect to Fasa and its Subsidiaries, if and only if the Borrower shall have acquired, through any of its Subsidiaries, 95% (ninety five percent) or more of the outstanding shares of stock of Fasa; and provided, further, that if the Borrower does not obtain from the holders of the Bonds, within such period and at no cost (in accordance with the procedure set forth to such effect in the relevant indenture), all such consents as may be necessary for Fasa and its Subsidiaries to become Co-Obligors hereunder, having made and caused Fasa to make its best efforts to obtain such consents and having kept the Lenders appraised as to that respect, then the amount of its obligation hereunder shall not exceed from that necessary to enable Fasa to maintain the maximum indebtedness ratio permitted by the indenture relating to the Bonds.

(r)             Additional Collateral Documents.

 (i)              To the extent permitted by the applicable laws, the Borrower shall cause (1) those of its Subsidiaries (including, without limitation, Fasa and its Subsidiaries, solely and exclusively if the Borrower shall have acquired, through any of its Subsidiaries, 95% (ninety-five percent) or more of the outstanding shares of stock of Fasa) having a combined book value in excess of 90% (ninety percent) of the total consolidated assets, sales and EBITDA of GCS (including, subsequent to the Acquisition, Fasa and its Subsidiaries), calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article, and (2) any present or future direct or indirect Subsidiary of GCS (including, without limitation, Fasa and its Subsidiaries, solely and exclusively if the Borrower shall have acquired, through any of its Subsidiaries, 95% (ninety-five percent) or more of the outstanding shares of stock of Fasa) having a book value equal to or greater than 10% (ten percent) of GCS’ consolidated assets, sales and EBITDA, calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article, to execute, to the Lenders’ satisfaction, any such documents as may be necessary for such Subsidiary to pledge, for the benefit of the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, in accordance with the applicable law, any and all of the items of personal property used by it in connection with its primary business activity, including, without limitation, its inventories and accounts payable, within 45 (forty-five) Business Days from the date on which such Subsidiary is first required to pledge such assets; provided, as with respect to Fasa and its Subsidiaries, that (y) the Borrower shall be required to create (or cause the creation of) such pledge if and only if it shall have obtained from the holders of the Bonds (in accordance with the provisions contained in the relevant indenture), at no cost and within such term, such written consents as may be necessary for the creation of such pledge, to which effect it shall make and cause Fasa to make its best efforts to obtain such consents and keep the Lenders appraised as with respect thereto, and (z) upon receipt of the consents referred to in item (i)(y) above, the Lenders and the holders of the Bonds shall each hold a pro rata share of the collateral represented by Fasa’s property.

 (ii)             To the extent permitted by the applicable laws, the Borrower shall transfer and cause each of its Subsidiaries to transfer, to the trust established pursuant to the Guaranty Trust Agreement, the shares of (1) those of its Mexican Subsidiaries having a combined book value in excess of 90% (ninety percent) of the total consolidated assets, sales and EBITDA of GCS (including, subsequent to the Acquisition, Fasa and its Subsidiaries), calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article, and (2) any Mexican Subsidiary having a book value equal to or greater than 10% (ten percent) of GCS’ consolidated assets, sales and EBITDA, calculated in each case based on the financial information delivered to the Lenders pursuant to paragraph (b) of this Article; provided, that the obligation set forth in this paragraph (r)(ii) shall be effective, as with respect to Fasa’s Mexican Subsidiaries, if and only if (y) the Borrower shall have acquired, through any of its Subsidiaries, 95% (ninety five percent) or more of the outstanding shares of stock of Fasa, and (z) the Borrower shall have obtained from the holders of the Bonds (in accordance with the procedure set forth to such effect in the relevant indenture), at no cost and within 45 (forty-five) Business Days from the date of its acquisition of 95% (ninety-five percent) of the aforementioned shares, all such consents as may be necessary to make such transfer, to which effect it shall make and cause Fasa to make its best efforts to obtain such consents and keep the Lenders appraised as with respect thereto.

(s)            Subsequent Transaction. GCS shall acquire, directly or through a Subsidiary organized and existing under the laws of Mexico, all of the outstanding shares of stock of Farmacias Benavides, S.A.B. de C.V. currently held by Fasa, or, if impractical for tax, legal or efficiency reasons (taking into consideration (i) the rights of Fasa’s minority shareholders and (ii) the cost of such acquisition based on the opinion of a recognized independent expert), which GCS shall be required to prove to the Lenders, to their full (and reasonable) satisfaction, then GCS shall do all such reasonable things as are within its control, to ensure that all the unrestricted cash flow generated by Farmacias Benavides, S.A.B. de C.V.’s operations is used to repay the principal of, interest on, and other amounts payable in connection with the Loans, in either case within 24 (twenty-four) months from the Drawdown Date for the Initial Drawdown (either or both such transactions, or any other equivalent transaction, the “Subsequent Transaction”); provided, that the terms of the Subsequent Transaction shall be subject to the Lenders’ consent, which consent shall be granted if and only if, in addition to the approval of the Subsequent Transaction, the Lenders shall have received undisputable evidence to the effect that (1) GCS has taken or will take, within such reasonable period as the parties may agree, any and all such measures as may be necessary to comply with its payment obligations under the Loans (taking into consideration the effective periods and long-term nature thereof, as agreed by the parties in the Commitment Letters), and (2) GCS has in place a plan (which must be sufficiently detailed) and shall take any and all such actions as may be necessary to achieve and maintain a Net Indebtedness/EBITDA Ratio of less than 2.5 (two point five) (including the issuance of equity for the repayment of its Indebtedness) beginning upon the expiration of the 24 (twenty-four) month period following the Drawdown Date for the Initial Drawdown.

(t)            Financial Ratios. GCS hereby covenants and agrees as follows:

 (i)             Net Indebtedness/EBITDA Ratio. (1) Beginning on the first full quarter following the Drawdown Date for the Initial Drawdown, and during the effective term of this Agreement, GCS shall maintain a Net Indebtedness/EBITDA Ratio no greater than (A) 5.5 to 1, if as a result of the Acquisition GCS shall have acquired, directly or indirectly, more than 66.7% (sixty-six point seven percent) of Fasa’s outstanding shares of stock, and (B) 4.5 to 1, if as a result of the Acquisition GCS shall have acquired, directly or indirectly, less than 66.7% (sixty-six point seven percent) of Fasa’s outstanding shares of stock.

  (2)           GCS shall prepare and deliver to the Lenders a detailed plan for the achievement and maintenance, beginning upon the expiration of the 24 (twenty-four) month period following the Drawdown Date for the Initial Drawdown, a Net Indebtedness/EBITDA Ratio lower than 2.50 to 1. Such plan shall be detailed and shall be submitted to the Lenders (together with a progress report as with respect thereto), for their review and approval, on a quarterly basis in accordance with paragraph (b)(iii) of Article Eleven.

 (ii)            EBITDA/Gross Interest Expense Ratio. During the effective term of this Agreement, GCS shall maintain an EBITDA/Gross Interest Expense Ratio no lower than (1) 2.25 to 1, if as a result of the Acquisition GCS shall have acquired, directly or indirectly, more than 66.7% (sixty-six point seven percent) of Fasa’s outstanding shares of stock, and (B) 2.75 to 1, if as a result of the Acquisition GCS shall have acquired, directly or indirectly, less than 66.7% (sixty-six point seven percent) of Fasa’s outstanding shares of stock.

 (iii)            Minimum Stockholders’ Equity. GCS shall maintain, at a minimum, a consolidated stockholders’ equity of Ps.7,000,000,000 (seven billion Pesos) (which initial amount was determined, for purposes of this Agreement, based on the Borrower’s internal consolidated financial statements as of March 31, 2010), including any subsequent restatement thereof.

 (iv)           Capital Expenditures. Subject to paragraph (k) of Article Twelve, during the effective term hereof the Borrower and the Co-Obligors shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and Fasa’s Subsidiaries to refrain from incurring in any Capital Expenditures representing, in the aggregate, more than $45,000,000 (forty-five million Dollars) or its equivalent in any other currency.

                                ARTICLE TWELVE. Negative Covenants. For so long as any amount owed pursuant to this Agreement, the Promissory Notes and the other Loan Documents shall remain outstanding:

(a)            Indebtedness. The Borrower and each Co-Obligor shall refrain from incurring, assuming or suffering the existence of any Indebtedness (in each case, net of all cash and investments constituting cash equivalents) of the Borrower, its Subsidiaries (including the Co-Obligors), Fasa or its Subsidiaries, with:

 (i)             any Affiliate, except for any Indebtedness incurred by the Borrower’s Subsidiaries on an arm’s length basis and in the ordinary course consistent with past practices, as with respect to the Borrower; or

 (ii)            any third party, except for: (1) the Indebtedness incurred pursuant to this Agreement, the Promissory Notes and any Loan Document; (2) any Indebtedness in the form of customer deposits or advances on account of goods, received in the ordinary course consistent with past practices; (3) any Indebtedness incurred in order to prepay the Loans (provided that such prepayment is made concurrently with the incurrence thereof); (4) any Indebtedness incurred by the Borrower and its Subsidiaries for working capital purposes only, provided that the amount thereof does not exceed, in the aggregate, from Ps.550,000,000 (five hundred fifty million Pesos) or its equivalent in any other currency; and (5) any Indebtedness incurred by Fasa and its Subsidiaries, in an amount not to exceed, in the aggregate, from $175,000,000 (one hundred seventy-five million Dollars) or its equivalent in any other currency; provided, that for purposes of this subparagraph (ii)(5), the term cash and investments constituting cash equivalents shall include the insurance proceeds to be received by Fasa and its Subsidiaries in connection with the insurance claims relating to the earthquake experienced by Chile on February 27, 2010.

(b)            Liens. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from creating, assuming or suffering the existence of any Lien, of whichever nature and howsoever designated, on any of its present or future assets, except for the following (the “Permitted Liens”):

 (i)              Liens deriving from any tax, employment or social security obligation, or mandated by law, which Liens are being contested by it in good faith through the appropriate procedures and/or for which it has created the requisite reserves or other provisions in accordance with the Financial Reporting Standards, as the case may be;

 (ii)             Liens imposed by court order or decision, to the extent that such decision is reversed or stayed by a subsequent court order within 60 (sixty) days from the date thereof;

 (iii)            Liens created in connection with the participation of the Borrower or its Subsidiaries in any auction sponsored by and for the benefit of any Governmental Authority, so long as any such Lien does not represent, at any time during the effective term of this Agreement, a liability or obligation in an amount greater than $5,000,000 (five million Dollars); and

 (iv)            Liens created as security for the Loans granted by the Lenders to the Borrower pursuant to this Agreement, the Promissory Notes and any Loan Document, instrumented by means of the Collateral Documents.

(c)            Consolidation; Merger. The Borrower, the Co-Obligors and Fasa shall refrain, except with the prior written consent of each Lender, from (i) consolidating or merging (irrespective of whether the surviving entity) with any other Person, or (ii) transferring, selling or otherwise conveying to any Person, directly or indirectly, all or substantially all of its property, in each case in a single transaction or a series of related transactions, unless, in the case of (i) and (ii) above, immediately after the consummation of such transaction:

 (1)             the Person resulting from or surviving such consolidation or merger, if other than the Borrower or a Co-Obligor, or the buyer or assignee of all or a substantial portion of the assets of the Buyer or such Co-Obligor, (i) is Controlled by GCS and (ii) shall expressly assume, pursuant to a written instrument in terms and form satisfactory to the Lenders, the obligations of the Borrower or the Co-Obligors, as the case may be, under the Loan Documents;

 (2)             the Borrower, any Co-Obligor or any of their respective successors, as the case may be, shall expressly agree to indemnify each Lender, the Mexican Collateral Agent and the Chilean Collateral Agent, against any tax or governmental contribution or charge, of any nature whatsoever, imposed upon any Lender, the Mexican Collateral Agent or the Chilean Collateral Agent as a result of the relevant transaction, in connection with any payment made pursuant to this Agreement, the Promissory Notes and the other Loan Documents;

 (3)             no Acceleration Event or other event or condition which, with the lapse of time, upon notice, or both, would constitute an Acceleration Event, shall have occurred and be continuing; and

 (4)             the Borrower shall have delivered to the Lenders a Certificate from an Authorized Officer and a legal opinion issued by an independent law firm acceptable to the Lenders, in each case to the effect that such consolidation, merger, transfer, sale or conveyance, and the agreements executed in connection therewith, are in compliance with the provisions contained in this Article Twelve.

(d)            Transfer of Assets. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of its Subsidiaries to refrain from selling or otherwise disposing of any assets (including without limitation, any real property or Equity Interests in a Subsidiary), except for:

 (i)              sales or dispositions of inventory in the ordinary course consistent with past practices;

 (ii)             sales or dispositions of obsolete or unused assets (excluding the real property identified in Exhibit D);

 (iii)            sales or dispositions of assets between the Borrower’s Subsidiaries;

 (iv)            the Subsequent Transaction; and

 (v)             sales or dispositions of assets at their market value, in any subsequent fiscal year and other than in the ordinary course consistent with past practices, with a value not in excess of $10,000,000 (ten million Dollars) or its equivalent in any other currency (excluding the real property identified in Exhibit D), provided that the proceeds thereof are used to purchase other assets within 180 (one hundred eighty) days from such disposition;

provided, notwithstanding the restrictions contained in this paragraph (b), that the Borrower, its Subsidiaries, the Co-Obligors, Fasa and Fasa’s Subsidiaries shall be entitled to sell or transfer any other assets so long as the proceeds of any such sale or transfer are used to repay the Loans in accordance with paragraph (b) of Article Eight.

(e)            Loans. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from guaranteeing any kind of credit or Loan, whether secured or unsecured, except for (i) any Loan between the Borrower and its Subsidiaries so as to satisfy any payment obligation pursuant to this Agreement, (ii) any Loan between the Borrower’s Subsidiaries so as to enable the borrower thereunder to satisfy any obligation incurred in the ordinary course consistent with past practices, and (iii) any credit to or from customers and vendors in the ordinary course consistent with past practices.

(f)             Intercompany Payments. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from making any payment to its Subsidiaries or Affiliates on account of any Indebtedness or other liabilities, if such payment or distribution results or could result in a payment or distribution to a third party other than in the ordinary course consistent with past practices.

(g)            Change in Business. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from making any material change in its business activities, as conducted as of the date of this Agreement.

(h)            Dividend Payments.

 (i)              The Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from incurring or assuming any obligation or entering into any contractual arrangement prohibiting, restricting or seeking to prohibit, restrict or condition, directly or indirectly, the approval or payment of dividends or other distribution to its shareholders, or any Loan or credit from any of the Borrower’s Subsidiaries, Fasa or any of Fasa’s Subsidiaries, to the Borrower or the Co-Obligors.

 (ii)             GCS shall refrain from paying any dividend or making any distribution to its shareholders, including through the reduction of their Equity Interests.

 (iii)            The Borrower shall do any and all such things as may be necessary to cause its Subsidiaries, to the extent they have reported available profits, to declare and pay to it dividends in such amounts as may be necessary to enable it to satisfy in full and when due its payment obligations in respect of the Loans, including any mandatory dividend payment pursuant to the applicable laws of Chile.

(i)             Liquidation, Dissolution, Reorganization. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from approving any resolution as with respect to its dissolution or liquidation (or from entering liquidation or dissolution proceedings), bankruptcy or reorganization (concurso mercantil), except if (i) the relevant Subsidiary is immaterial and (ii) in the Lenders’ opinion, such dissolution and liquidation does not materially affect the Borrower’s obligations hereunder and under the other Loan Documents.

(j)             Prepayments of Indebtedness. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from prepaying any Indebtedness, unless such prepayment includes the pro rata prepayment of the Loans.

(k)            Acquisition of Assets. The Borrower and each Co-Obligor shall refrain, and the Borrower shall cause each of its Subsidiaries, Fasa and each of Fasa’s Subsidiaries to refrain from acquiring any asset other than as necessary for the conduct of its business (including any real property used primarily in connection with the development of its business activities), or any shares of any company other than a Subsidiary engaged in the same line of business as the Borrower, or in any supplemental line of business; provided, that the Acquisition shall not be limited by the provisions contained in this paragraph (k).

                                ARTICLE THIRTEEN. Conditions Precedent for the Loans.

(a)            Conditions for All Drawdowns. Each Lender’s obligation to make the Loans available to the Borrower, and the Borrower’s right to make any Drawdown, shall be subject to the prior receipt by the Lenders, in form and substance reasonably acceptable to them, of the following documents and information, or the occurrence of the following events, subject to any such information, document or event having been waived by all Lenders (and the second Business Day following the date on which any and all such documents and information shall have been received and any and all such events shall have occurred or been waived by the Lenders, shall be referred to herein as the “Effective Date”):

 (i)             this Agreement, duly executed by the Borrower, each Co-Obligor and the other parties, including the ratification of the signatures of the Borrower and each Co-Obligor before a notary public, and subsequently legalized by Chile’s Consul in Mexico, and registered (formalized) by a notary public in Chile;

 (ii)            certified copies of all the corporate authorizations and third-party consents necessary for the Acquisition, this Agreement and the other Loan Documents to be valid, effective and enforceable against the Borrower and each Co-Obligor;

 (iii)           irrevocable instructions to each Lender, duly executed by the Borrower, authorizing such Lender to charge to the account used by it for purposes of the disbursement of the Initial Drawdown, the amount of any and all fees, expenses (including such Lender’s legal expenses) and taxes incurred on or before the Drawdown Date for the Initial Drawdown pursuant to this Agreement and the other Loan Documents; provided, that such irrevocable instructions may be contained in the Drawdown Notice delivered to each Lender;

 (iv)           certified copies of the notarial instruments containing (1) the corporate bylaws of the Borrower and each Co-Obligor as currently in effect, and (2) the powers of attorney of the individuals executing this Agreement, the Promissory Notes and the other Loan Documents (including, without limitation, the Collateral Documents) on behalf of the Borrower and each Co-Obligor.

 (v)            (1) Fasa’s audited individual and consolidated financial statements as of December 31, 2007, 2008 and 2009, and GCS’s and Fasa’s internal individual and consolidated financial statements as of June 30, 2010, and (2) the audited individual financial statements of each Co-Obligor as of December 31, 2007, 2008 and 2009, and its internal financial statements as of June 30, 2010, in each case together with a certificate of authenticity executed by an Authorized Officer of the Borrower;

 (vi)           (1) a favorable legal opinion issued by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the Borrower and the Co-Obligors, and (2) a favorable legal opinion issued by Carey y Cía., Chilean counsel to the Borrower and the Co-Obligors, in each case in form and substance satisfactory to a Majority of the Lenders;

 (vii)          (1) a favorable legal opinion issued by Ritch Mueller, S.C., Mexican counsel to the Lenders, and (2) a favorable legal opinion issued by Claro y Cía., Chilean counsel to the Lenders, in each case in form and substance satisfactory to a Majority of the Lenders;

 (viii)         the public instruments containing the Pledge Agreements Subject to Retained Possession, duly executed by the Borrower and each Co-Obligor, which shall be valid and enforceable in accordance with their terms, together with evidence to the effect that such instruments have been filed for registration with the Public Registry of Property and Commerce for the Federal District;

 (ix)            a certificated issued by the Public Registry of Property and Commerce for the Federal District, to the effect that there is no lien recorded in the files maintained thereby in respect of the Borrower and each Co-Obligor;

 (x)             the public instrument containing the Guaranty Trust Agreement, duly executed by all parties thereto, together with evidence as to the transfer of the shares subject matter thereof, to the trustee thereunder;

 (xi)           the disclosure to the Lenders by the Borrower, in Exhibit M hereto, of any all credit agreements representing any Indebtedness (whether drawn down or available) in an amount equal to or in excess of $3,000,000 (three million Dollars) or its equivalent in any other currency, which may be then in effect as with respect to the Borrower, its Subsidiaries (including the Co-Obligors), or Fasa and its Subsidiaries;

 (xii)          the HSBC Loan Account and the Banorte Loan Account shall have been created and be available for purposes of making deposits;

 (xiii)         evidence, to the Lenders’ satisfaction, of the receipt of all Governmental Authorizations for the Acquisition and any other consent or authorization required in connection with the Acquisition, together with a copy of each such authorization, certified by an Authorized Officer of GCS;

(xiv)          evidence in the form of a certificate from (1) an Authorized Officer of the Borrower, to the effect that the transactions contemplated by the Acquisition Documents shall be consummated concurrently or successively in accordance with the applicable practices and laws of Chile, within five (5) Business Days from the Effective Date, and (2) an Authorized Officer of the Borrower, and from a legal representative of the Chilean intermediary for the transaction, of the acquisition of at least 50% (fifty percent) plus one of the voting shares of Fasa;

 (xv)          (1) irrevocable written instructions to Banorte, duly executed by the Borrower, authorizing Banorte to charge to the Banorte Loan Account such amounts as may be necessary to prepay in full the Scotiabank Loans (including the principal thereof, interest thereon and other ancillary amounts), containing a breakdown of such amounts and the account or accounts to which the relevant payments are to be made; provided, that such irrevocable instructions may be included in the Drawdown Notice delivered to Banorte, and (2) written evidence of the transfer of the relevant funds by Banorte and their receipt by Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, together with an acknowledgement and acceptance of such transfer, duly executed by the Borrower, in each case to the Lenders’ reasonable satisfaction; provided, that the Tranche A-1 Drawdown and the prepayment of the Scotiabank Loans shall occur prior to, but on the same Business Day as the Tranche A-2 Drawdown;

(xvi)          the Borrower shall have delivered to each Lender, on the relevant Drawdown Date, a Promissory Note in the amount of such Drawdown, duly executed by the Borrower and guaranteed by the Co-Obligors pursuant to paragraph (c) of Article Three;

 (xvii)        the Borrower shall have delivered to each Lender the relevant Drawdown Notice, duly executed by an Authorized Officer of the Borrower who is also a legal representative thereof pursuant to Article Three, containing, in addition, a certificate as to the satisfaction of the conditions set forth in this paragraph (a) of Article Thirteen;

 (xviii)       no event constituting an Acceleration Event (or which, with the lapse of time, upon notice, or both, would constitute an Acceleration Event) or having a Material Adverse Effect, shall have occurred or will occur as a result of the Drawdown;

 (xix)          the representations of the Borrower hereunder shall remain true and correct as of the relevant Drawdown Date;

 (xx)           none of the events set forth in Exhibit N shall have occurred;

 (xxi)          each beneficiary and the trustee of Trust No. F-790, established by Messrs. Isaac Saba Raffoul (deceased), Alberto Isaac Saba Ades, Manuel Saba Ades and Beki Ades Tawil, and Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, on May 8, 2008, shall have entered into an agreement with binding effect upon all parties thereto, to the Lenders’ satisfaction, granting to the Mexican Collateral Agent, for the benefit of the Lenders, the unconditional right to vote all the outstanding shares of stock of GCS constituting the estate of such trust (which shares shall in no event represent less than 51% (fifty-one percent) of the outstanding shares of stock of GCS), at any general shareholders’ meeting held by GCS to consider, or which may consider and approve, any of the following matters: (i) the commencement by GCS of reorganization (concurso mercantil), bankruptcy or other similar proceedings pursuant to the applicable laws of Mexico or any other jurisdiction; (ii) the dissolution or liquidation of GCS; (iii) the payment by GCS of any dividend or similar distribution to its shareholders; (iv) any capital decrease, redemption of shares or other similar event as with respect to GCS, (v) the disposition by GCS of any assets, including any shares, with a value equal to or in excess of $5,000,000 (five million Dollars) or its equivalent in any other currency, in a single transaction or a series of concurrent or successive transactions, within any 360 (three hundred sixty) day period, except for any disposition permitted pursuant to paragraph (d) of Article Twelve; and (vi) any merger, spin-off or other similar transaction as with respect to GCS; provided, that (1) such agreement shall terminate effective as of the date on which the Borrower shall have repaid to the Lenders an amount equal to or greater than Ps.1,950,000,000 (one billion nine hundred fifty million Pesos), so long as the Borrower or any Co-Obligor shall have not incurred in an event of default under the Loan Documents, (2) the parties acknowledge that the terms of such agreement shall be subject to public disclosure in accordance with the Securities Market Law (Ley del Mercado de Valores) and other applicable provisions, (3) the exercise of certain rights under such agreement may be subject to the exceptions agreed by the parties, and (4) each member of the technical committee of such trust shall have acknowledged (including by means of the adoption of resolutions by unanimous consent) that he or she is not entitled to vote in respect of the aforementioned matters, and that the Mexican Collateral Agent shall be entitled to exercise any and all voting rights in respect of any such matter; and

 (xxii)         neither the execution of the Loan Documents nor any other transaction contemplated by the Loan Documents or the Acquisition Documents shall conflict with or be in violation or give rise to the acceleration of any agreement or instrument to which the Borrower, any of its Subsidiaries, the Co-Obligors, Fasa or any of Fasa’s Subsidiaries is a party.

(b)            Conditions Precedent for the Tranche B Drawdowns. In addition to the conditions set forth in paragraph (a) of this Article Thirteen and subject to the occurrence of the Effective Date, HSBC México’s obligation to make Tranche B available to the Borrower pursuant to this Agreement, and the Borrower’s right to make any Drawdown as with respect to Tranche B, shall be subject to the satisfaction of the following conditions to HSBC México’s satisfaction:

 (i)             the Initial Drawdown as with respect to each of Tranche A-1 and Tranche A-2 shall have occurred;

 (ii)            the Lenders and the Borrower shall have reached an agreement as with respect to the liabilities of Fasa that will be refinanced as part of the Subsequent Transaction, and the terms of such refinancing; and

 (iii)           the conditions agreed with the Lenders as with respect to the Subsequent Transaction pursuant to paragraph (s) of Article Eleven, shall have been satisfied.

                                ARTICLE FOURTEEN. Acceleration Events. (A) Each Lender shall have the individual right to (i) accelerate the due date for the repayment of the Loans and any accessories thereof, in which case the Borrower and the Co-Obligors shall be required to pay to all Lenders any and all amounts outstanding under the Loans, including any accessories thereof, or (ii) discontinue its obligation to disburse any amount otherwise available under the Loans, if any, in which case all Commitments shall cease to be in effect, in each of (i) and (ii) above, upon written notice to the Borrower and the Co-Obligors, in any of the following events (each, an “Acceleration Event”), without need for demand, resolution, court action or other notice of any nature whatsoever, which is hereby waived by the Borrower and the Co-Obligors:

 (a)            Payment Defaults. If the Borrower or any Co-Obligor shall have failed to pay when due any principal, interest or other amounts (including any fees) payable by it pursuant to this Agreement, the Promissory Notes or any of the other Loan Documents, and, in the case of any interest or fees, such default remains uncured for a period of five (5) Business Days as of the date on which the relevant amount became due.

 (b)            Representations and Information. If any of the representations of the Borrower or any Co-Obligor hereunder or under any of the Loan Documents, or in any certificate, financial statement or other document provided or delivered pursuant to this Agreement or any Loan Document, or any information or document provided by the Buyer or any Co-Obligor pursuant to this Agreement or any Loan Document, shall prove incomplete, incorrect, false or misleading in any material respect.

 (c)            Specific Defaults. If the Borrower or any Co-Obligor shall have incurred in default with any of its obligations under paragraphs (a), (c)(i), (c)(v), (g), (k), (o), (p), (q) or (r) of Article Eleven, or paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of Article Twelve hereof.

 (d)            Other Defaults. If the Borrower or any Co-Obligor shall have incurred in default with its obligations under paragraphs (b)(i), (b)(ii), (b)(iii) or (b)(iv) of Article Eleven, and such default shall have remained uncured for a period of 30 (thirty) days, paragraph (d) thereof, and such default shall have remained uncured for a period of 30 (thirty) days, paragraph (e) thereof, and such default shall have remained uncured for a period of 5 (five) days, paragraph (f) thereof, and such default shall have remained uncured for a period of 15 (fifteen) days, paragraph (h) thereof, and such default shall have remained uncured for a period of 30 (thirty) days, paragraph (m) thereof, and such default shall have remained uncured for a period of 30 (thirty) days, or paragraph (n) thereof, and such default shall have remained uncured for a period of 15 (fifteen) days, or with any of its other obligations hereunder (other than those referred to in paragraphs (a) or (c) above) or under the other Loan Documents, and such default shall have remained uncured for a period of 30 (thirty) days, in each such case from the earlier of (i) the date on which any Authorized Officer of the Borrower acquired knowledge of such default or (ii) the delivery of a notice of default by any Lender to the Borrower.

 (e)            Defaults with Other Indebtedness. (i) If the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall have incurred in default or an event of default under any indenture, agreement, credit or other similar instrument relating to any Indebtedness incurred by them (other than the Indebtedness incurred pursuant to this Agreement, the Promissory Notes and the other Loan Documents) in an amount equal to or in excess of $5,000,000 (five million Dollars) or its equivalent in any other currency, which default or event of default could give rise to the acceleration of such Indebtedness, or (ii) if the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall have failed to pay when due the principal of, interest on, or any other amount payable by it in connection with any Indebtedness incurred by any of them (other than the Indebtedness incurred pursuant to this Agreement, the Promissory Notes and the other Loan Documents).

 (f)             Defaults with Authorities. If the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall have incurred in default with any obligation with any Governmental Authority, including, without limitation, the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), the Internal Revenue System (Sistema de Administración Tributaria), the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social), the Institute for the National Workers’ Housing Fund (Instituto del Fondo Nacional para la Vivienda de los Trabajadores) or the Retirement Savings System (Sistema de Ahorro para el Retiro), in an amount exceeding, individually or in the aggregate, $5,000,000 (five million Dollars) or its equivalent in any other currency, and such default shall have remained uncured for a period of 15 (fifteen) days.

 (g)            Defaults Under Other Agreements. If the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall have incurred in default or an event of default with any payment obligation to its suppliers, in an amount exceeding, individually or in the aggregate, $10,000,000 (ten million Dollars) or its equivalent in any other currency, whether in a single occurrence or during any given year.

 (h)            Authorizations. If any governmental or other license, consent, registration, concession, permit or authorization necessary for the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries to conduct its business as conducted as of the date this Agreement, or for the execution and performance by it or the validity or enforceability of this Agreement, the Promissory Notes or any of the other Loan Documents, shall have not been obtained or maintained, shall have been revoked or amended, or shall have ceased to be valid.

 (i)              Insolvency. (i) If the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall have filed for or entered reorganization (concurso mercantil), insolvency, bankruptcy or debtor relief proceedings seeking (A) to be adjudicated under reorganization, bankrupt, insolvent, under dissolution or liquidation, or subject to court relief as with respect of itself or its debts, under any present or future law of any country (whether in Mexico or abroad), or (B) the appointment of a receiver, mediator, intervenor, visitator, custodian, administrator, conservator or other similar officer, in respect of all or a substantial portion of its assets, or shall have made a general assignment for the benefit of its creditors; (ii) if any of the actions or proceedings referred to in (i) above shall have been commenced against the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries, and such action or proceeding (A) shall have resulted in the issuance of a court relief, reorganization (concurso mercantil), insolvency or other similar order, or in the appointment of an officer responsible of performing any duties associated with such court relief or insolvency, and (B) such action or proceeding shall have remained undismissed or unstayed for a period of 60 (sixty) days; or (iii) if any action or proceeding seeking the issuance of an order of attachment, execution or other similar process in respect of all or a substantial portion of its assets, shall have resulted in the issuance of any such order, and such order shall have remained unrevoked or unstayed for a period of 60 (sixty) days from its date of issue; or (iv) if the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries shall be generally unable or shall have acknowledged in writing its general inability to pay its debts upon their maturity; or (v) if any decision as with respect to the dissolution or liquidation of the Borrower any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries, shall have been issued.

 (j)             Court Decisions. If any court shall have issued against the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of its Subsidiaries, a final, non-appealable decision requiring it to pay an amount of money in excess, whether individually or in the aggregate, of $10,000,000 (ten million Dollars) or its equivalent in any other currency, and such decision shall have remained unrevoked or unsatisfied for a period of 60 (sixty) days from its date of issue, except where its obligations thereunder have been adequately secured or the enforcement of such order has been stayed or is being contested by it through the appropriate recourses available to it under the applicable laws, and where it has created adequate reserves in respect thereof in accordance with the Financial Reporting Standards.

 (k)            Validity of this Agreement and the Loan Documents. (i) If the Borrower, any of its Subsidiaries, any Co-Obligor, de Fasa or any of its Subsidiaries shall have challenged the validity or enforceability of any Loan Document or (ii) if any judicial, arbitration or administrative proceedings challenging the validity or enforceability of any Loan Document shall have been commenced.

 (l)             Material Adverse Effect. If there shall have occurred any circumstance, event or condition which could have a material and adverse effect on (a) the activities, condition (financial or otherwise), business operations, property or prospects of the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or Fasa’s Subsidiaries, whether individually or as a whole, or (b) the validity or enforceability of any Loan Document or the rights of any Lender thereunder, or the ability of the Borrower or any of the Co-Obligors to satisfy its obligations hereunder or under the Promissory Notes and the other Loan Documents (each, a “Material Adverse Effect”).

 (m)           Collateral. If any security interest on the property and rights subject matter of the Collateral Documents shall have ceased to be in full force and effect, or to constitute a duly perfected, first priority guaranty in favor of the Mexican Collateral Agent, the Chilean Collateral Agent or the Lenders, as with respect to any other creditor of the Borrower, the Co-Obligors or the parties who provided the relevant guaranty.

 (n)            Expropriation.  If any Governmental Authority shall have nationalized, seized, assumed the control of or otherwise expropriated all or a substantial portion of the property of or any shares of stock issued or held by the Borrower, any of its Subsidiaries, any Co-Obligor, Fasa or any of Fasa’s Subsidiaries, or shall have taken any action (including any of the above) which prevents the Borrower or any of the Co-Obligors from performing its obligations hereunder or under the Promissory Notes or the other Loan Documents, other than the nationalization, seizure, assumption of control or expropriation of any property with a market value of less than 10,000,000 (ten million Dollars) or its equivalent in any other currency.

 (o)            Change in Control. If a Change in Control shall have occurred.

(B)           Acceleration by a Majority. The Lenders, by Majority, shall have the right to (i) accelerate the due date for the repayment of the Loans and any accessories thereof, in which case the Borrower and the Co-Obligors shall be required to pay to all the Lenders any and all of the amounts outstanding under the Loans, including any accessories, or (ii) discontinue its obligation to disburse any amount otherwise available under the Loans, if any, in which case all the Commitments shall cease to be in effect, in each of the events set forth in (i) and (ii) above, upon written notice to the Borrower and the Co-Obligors, in any of the following Acceleration Events, without need for demand, resolution, court action or other notice of any nature whatsoever, which is hereby waived by the Borrower and the Co-Obligors:

 (a)            Specific Defaults. If the Borrower or any Co-Obligor shall have incurred in default with any of its obligations under paragraphs (c)(ii), (i) or (l) of Article Eleven, or paragraph (f) of Article Twelve.

 (b)            Other Defaults. If the Borrower or any of the Co-Obligors shall have incurred in default with its obligations under paragraph (j) of Article Eleven, and such default shall have remained uncured for a period of 30 (thirty) days from the earlier of (i) the date on which any Authorized Officer of the Borrower acquired knowledge of such default or (ii) the delivery of a notice of default by any Lender or Co-Obligor to the Borrower.

 (c)            Exchange Controls. If any Governmental Authority shall have approved, issued or implemented any provision which limits or restricts, in a material adverse manner, the ability to convert Chilean pesos to Pesos (where necessary), or the ability of the Borrower or any Co-Obligor to make payments outside of Mexico or Chile.

(C)           Acceleration by a Special Majority. The Lenders, by Special Majority, shall have the right to (i) accelerate the due date for the repayment of the Loans and any accessories thereof, in which case the Borrower and the Co-Obligors shall be required to pay to all the Lenders any and all of the amounts outstanding under the Loans, including any accessories, or (ii) discontinue its obligation to disburse any amount otherwise available under the Loans, if any, in which case all the Commitments shall cease to be in effect, in each of the events set forth in (i) and (ii) above, upon written notice to the Borrower and the Co-Obligors, in any of the following Acceleration Events, without need for demand, resolution, court action or other notice of any nature whatsoever, which is hereby waived by the Borrower and the Co-Obligors:

 (a)            Specific Defaults. If the Borrower or any Co-Obligor shall have incurred in default with any of its obligations pursuant to paragraphs (c)(iii), (c)(iv), (s) or (t) of Article Eleven.

 (b)            Loss of Control of Fasa. If GCS shall have ceased to hold, directly or indirectly, the shares of Fasa acquired by it through Controladora Casa Saba, S.A. de C.V. in connection with the Acquisition, or shall have lost the Control of Fasa.

                                ARTICLE FIFTEEN. Legality; Increased Costs.

(a)            If as a result of the amendment of any law, regulation, rule or other provision applicable to any Lender or office thereof responsible for managing and funding the Loans, or of any change in the interpretation of any of the above by any competent court or Governmental Authority, in each case subsequent to the date of execution of this Agreement, it shall become illegal for such Lender to make or maintain in effect the Loans, the Borrower, upon request of such Lender, shall immediately and without being subject to any penalty prepay to such Lender, directly, the outstanding amount of its Loans, together with any and all interest accrued thereby, any other amount payable in connection therewith, and the amount of any additional costs or expenses incurred by such Lender as a result of such prepayment.

(b)            If as a result of the amendment of any law, regulation, rule or other provision applicable to any Lender or office thereof responsible for managing and funding the Loans (including, without limitation, as with respect to any capitalization, reserves or deposit requirement, ordinary or extraordinary contribution (payable to a Governmental Authority), taxes or other conditions applicable to such Lender, but excluding any provision as with respect to the income taxes or other similar taxes payable by such Lender (or by its successors, participants or assignees pursuant to Article Sixteen hereof) based on its total income or assets pursuant to the laws, regulations and other provisions applicable to such Lender), or of any change in the interpretation of any of the above by any competent court or Governmental Authority, in each case subsequent to the date of execution of this Agreement, the cost for such Lender of making or maintaining in effect the Loans shall have increased, or the amounts received or receivable by such Lender shall have decreased, the Borrower, upon request of such Lender, shall pay thereto, on the last day of the then current Interest Period or the date occurring 10 (ten) Business Days from the Lender’s request, whichever occurs later, any and all such reasonable and properly documented amounts as may be necessary to compensate such Lender for such cost increase or revenue decrease. The Lender’s request shall include a description of the reasons of such increased costs or reduced income, and all relevant calculations; provided, that absent any calculation error the determination made by such Lender shall be conclusive and binding upon the Borrower.

(c)            The Lenders hereby agree to make reasonable efforts to avoid incurring in any of the legal violations, cost increases or revenue decreases referred to in this Article Fifteen, including, exclusively and to the extent practicable, by reassigning the administration of the Loans to a different office, but provided that such reassignment does not involve a material cost for the relevant Lender.

                                ARTICLE SIXTEEN. Discount; Assignment. (a) The Lenders shall be authorized to assign, grant participations in or otherwise negotiate all or any portion of the Loans granted by them pursuant to this Agreement or any Promissory Note (or their respective rights under the Loan Documents), including prior to the expiration of this Agreement or the maturity date of any Promissory Note, upon written notice to the Borrower, the other Lenders, the Mexican Collateral Agent and the Chilean Collateral Agent; provided, that (i) any such assignment or participation is made or granted in respect of at least Ps.10,000,000 (ten million Pesos) and multiples of Ps.5,000,000 (five million Pesos) in excess thereof, and (ii) in the event of any assignment, participation or negotiation prior to the occurrence of an Acceleration Event (but not thereafter, in which case any such assignment shall be subject to no restriction whatsoever), los Lenders shall only be entitled to assign, grant participations in or negotiate all or any portion of the Loans and any Promissory Note with (1) Mexican retail or specialty banking institutions, (2) banks organized and authorized to operate as such under the laws of Chile, (3) Mexican multiple purpose financial entities (sociedades financieras de objeto múltiple), (4) Mexican limited purpose financial entities (sociedades financieras de objeto limitado), (5) Mexican corporations or partnerships, of any nature whatsoever, controlled by any of the entities referred to in (1), (3) and (4) above, and (6) foreign financial institutions, of any nature whatsoever, registered with the Registry of Foreign Banks, Financing Entities, Pension Funds and Investment Funds (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by the Internal Revenue System.

(b)            The Borrower and each Co-Obligor hereby agree to exchange, at the request of the relevant Lender, any Promissory Note issued hereunder, following any assignment or participation by such Lender pursuant to this Article. Notwithstanding the above, the Borrower and the Co-Obligors shall not be required to make any such exchange except upon the surrender of the relevant Promissory Note.

(c)            No assignment or participation pursuant to this Article shall constitute a novation of the Loans made available hereunder. Following any such assignment or negotiation, the relevant assignee or participant shall be considered a “Lender” for purposes hereof and of the other Loan Documents.

(d)            Neither the Borrower nor any Co-Obligor may assign its rights or obligations hereunder or under the Promissory Notes or any of the other Loan Documents, except with the prior written consent of the Lenders, which consent shall not be unreasonably withheld; provided, that no reason to withhold such consent shall be deemed to exist if, following any such assignment, GCS and any direct or indirect Subsidiaries thereof representing more than 90% (ninety percent) of the total consolidated assets, sales and EBITDA of GCS (including, subsequent to the Acquisition, Fasa and its Subsidiaries) are the Borrower and Co-Obligors hereunder, and any present or future direct or indirect Subsidiary of GCS, representing 10% (ten percent) or more of GCS’ consolidated assets, sales and EBITDA, is the Borrower or a Co-Obligor hereunder.

                                ARTICLE SEVENTEEN. Compensation. (a) To the extent permitted by the applicable laws, the Borrower hereby irrevocably authorizes and empowers the Lenders, in the event of its failure to pay when due any amount owed to the Lenders pursuant to this Agreement, the Promissory Notes or the other Loan Documents, to (1) charge to any account maintained with them by the Borrower, including, without limitation, any deposit, demand, term, savings, temporary, permanent, investment or other account, and (2) compensate against any amount owed by the Lenders to the Borrower for any reason whatsoever, an amount not to exceed that which is owed by the Borrower to the Lenders, without need for demand, notice or requirement of any nature whatsoever.

(b)            The relevant Lender shall give the Borrower and the other Lenders, as soon as practicable, notice of any charge or compensation made by it in accordance with this Article; provided, that the failure to give such notice shall not affect in any manner whatsoever the validity of such charge or compensation. The right of the Lenders under this Article shall be in addition to any other right (including other compensation rights) available thereto.

(c)             If any Lender shall have charged or compensated an amount greater than that to which it is entitled pursuant to this Agreement, the Lenders hereby acknowledge and agree that the Lender who made such charge or compensation shall be required to distribute to the other Lenders a percentage of the relevant proceeds equal to each Lender’s share of the Commitments described in Exhibit 1, unless a Lender shall have not yet disbursed the amount of a Drawdown, in which case the relevant percentages shall be adjusted accordingly.

                                ARTICLE EIGHTEEN. Credit Reports. (a) In order to comply with the provisions contained in the Law for the Regulation of Credit Bureaus (Ley para Regular las Sociedades de Información Crediticia), by their execution of this Agreement the Borrower and the Co-Obligors authorize the Lenders to submit from time to time, to any credit bureau, inquiries with respect to the credit scores of the Borrower, its Subsidiaries, the Co-Obligors, Fasa and Fasa’s Subsidiaries, and to provide to any credit bureau any information in connection with any such Person.

(b)             In addition to the persons and authorities referred to in Articles 93 and 117 de la Law of Credit Institutions, the Borrower and the Co-Obligors hereby authorize the Lenders to disclose any information pertaining to the transactions contemplated by this Agreement and the other Loan Documents, to (i) any other financial institution that is a member of the same financial group as the relevant Lender, and to such Lender’s direct or indirect parent company, (ii) the regulatory authorities responsible for overseeing such Lender and its parent company, (iii) the Central Bank of Mexico, (iv) any other person with whom the Lender may enter into any contract, particularly pursuant to Article Sixteen hereof, and (v) such other persons as the parties may agree.

                                ARTICLE NINETEEN. Expedited Execution. This Agreement, together with the account statement certified by relevant Lender’s accountants, qualifies for expedited execution pursuant to Article 68 of the Law of Credit Institutions.

                                ARTICLE TWENTY. Agency; the Mexican Collateral Agent and the Chilean Collateral Agent.

(A)           The Mexican Collateral Agent.

 (a)             Agency Agreement. Pursuant to Chapter One of Title Three of the Commerce Code (Código de Comercio), the Lenders hereby grant to HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Trust Division, and the latter hereby accepts, a mandate to serve as Mexican Collateral Agent on behalf of the Lenders, and to carry out, in such capacity, through its legal representatives, any and all acts relating to the Collateral Documents in accordance with the terms set forth herein and in the Collateral Documents, in Mexico and any other jurisdiction.

 (b)             Appointment of the Mexican Collateral Agent. Each Lender party to this Agreement upon its execution and, in the event of any assignment hereof, the assignor and any assignee, hereby appoint HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Trust Division, as “Mexican Collateral Agent” and authorize it to act as their agent, in their name and on their behalf, exclusively in accordance with the terms of this Agreement and the other Collateral Documents or, absent any specific provision in this Agreement, in accordance with the express, written instructions of the Lenders.

(B)           The Chilean Collateral Agent.

 (a)            Appointment of the Chilean Collateral Agent. The Lenders party to this Agreement upon its execution and, in the event of any assignment hereof, the assignor and any assignee, hereby grant to HSBC Bank (Chile) a commercial mandate pursuant to Article 18 of Chile’s Law No. 20.190, enacted June 5, 2007, the provisions as with respect to such mandates contained in the Chile’s Commerce Code (Código de Comercio) and Civil Code (Código Civil), and the provisions of this Agreement, in order for it to act as “Chilean Collateral Agent,” represent them in connection with the creation, amendment or termination of the Chilean Pledge Agreements, exercise their rights under the Chilean Pledge Agreements and, absent any specific provision in this Agreement, proceed in accordance with the express, written instructions of the Lenders. Notwithstanding the above, the Chilean Collateral Agent shall not be precluded from being a Lender hereunder for any reason whatsoever, and shall be entitled to act as any other Lender.

 (b)            Joinder. Any Person who may subsequently become a Lender hereunder as a result of any assignment (or other transfer) made specifically in accordance with the provisions of this Agreement, shall become a secured party under the Chilean Pledge Agreements upon delivery of written notice thereof (a “Joinder”) to the Chilean Collateral Agent and its execution by the Chilean Collateral Agent, effective as of the date of execution of such Joinder by the Chilean Collateral Agent; provided, in any event, that:

 (i)           any Joinder executed in Chile shall be contained in a public or private instrument, subject, in the latter event, to the authorization of the relevant signatures by a notary public for the relevant jurisdiction;

 (ii)          any Joinder executed outside of Chile shall be subject to the confirmation of the relevant signatures;

 (iii)         any Joinder so executed, authorized and/or confirmed, as the case may be, shall be notarized; and a Chilean notary public shall make note thereof on the margin of the public instrument containing this Agreement. The Chilean Collateral Agent shall retain in its files a copy of any such Joinder, together with evidence of such notation; and

 (iv)         the lack of the marginal note referred to in paragraph (b)(iii) above shall not affect the validity of the Joinder not shall it prevent it from becoming fully effective as of its date of execution by the Chilean Collateral Agent.

 (c)             Acceptance by the Chilean Collateral Agent. The Chilean Collateral Agent hereby accepts its appointment and mandate by and from the Lenders party to this Agreement, subject to the terms and conditions set forth herein.

 (d)            Obligations of the Chilean Collateral Agent. Without prejudice of the obligations of the Chilean Collateral Agent under paragraph (C) of this Article Twenty, the Chilean Collateral Agent shall have broad and express powers and authority, including to enter into any contract with itself, to do the following in the name and on behalf of the Lenders:

 (i)           receive and keep custody of any stock certificates, partnership interests, contracts or other documents required to be delivered or received by the Lenders for purposes of the creation and full formalization of the Chilean Pledge Agreements, and keep custody of and execute or endorse any promissory notes. Without prejudice of the above, the Chilean Collateral Agent shall not be required to serve as custodian of any guaranty document, debt instrument or other document relating to any property intended to serve as collateral, unless otherwise required by such guaranty in accordance with the applicable laws. In any event, the Chilean Collateral Agent shall be entitled to entrust the custody of any such document to a bank or any third party designated by it to such effect;

 (ii)           enter into and execute any and all such agreements, carry out any and all such acts, issue any and all such public or private documents, obtain any and all such registrations and make any and all such publications as may be necessary and/or advisable for the creation and full and lawful formalization of all the Chilean Pledge Agreements or other guaranties granted pursuant to the Loan Documents, including the authority to request from a notary public the issuance of any and all such notices, registrations, publications and/or notations as may be advisable to such effect in accordance with the applicable laws, and to request or delegate the authority to demand any and all such recordations, preventive registrations and publications as may be necessary or advisable;

 (iii)         carry out any and all such judicial or extrajudicial acts and comply with any and all such procedures as may be necessary or advisable for purposes of the execution of the Chilean Pledge Agreements. The Chilean Collateral Agent shall execute the Chilean Pledge Agreements in accordance with the provisions contained in the documents relating to the creation of such collateral, and with the Lenders’ instructions. Absent such instructions, the Chilean Collateral Agent shall be entitled to proceed as it may deem advisable given the nature of its duties, giving primary regard to the interests of the Lenders but without being required to observe, as a result, any specific conduct;

 (iv)         represent the Lenders, to the extent necessary or advisable, in any and all trials and proceedings relating to the Chilean Pledge Agreements, held before any regular, special, arbitration, administrative or other tribunal, in which the Lenders have or could have an interest, acting therein as plaintiff, defendant or third party until the enforcement in full of the relevant decision, with full authority to file any ordinary, executive, special, non-litigious, or other action of any nature whatsoever. For purposes of the exercise of this judicial power in connection with the execution of the Chilean Pledge Agreements, the Chilean Collateral Agent shall have all the ordinary and extraordinary powers referred to in both paragraphs of Article Seven of Chile’s Code of Civil Procedures (Código de Procedimiento Civil) to represent the Lenders, each of which is deemed incorporated herein by reference, including, without limitation, the power to file complaints and other litigious and non-litigious actions, accept counterparty complaints, withdraw any motion, waive any recourse or term limit, submit to depositions, submit to arbitration and appoint arbitrators, enter into settlements, approve any agreement and receive payments; it being expressly understood that the authority to settle shall include the power to enter into off-court settlements, receive payments and appoint sponsoring attorneys and attorneys-in-fact vested with all the powers set forth herein. The Chilean Collateral Agent shall be entitled to delegate and resume its powers, in whole or in part, as many times as it may deem necessary or advisable;

 (v)          refrain from taking or refuse to take any action in connection with this Agreement if (1) in the Chilean Collateral Agent’s discretion such action would be in violation of the applicable law or the terms hereof, or (2) the Chilean Collateral Agent does not have the cooperation of the Lenders, except to the extent that such cooperation is not required pursuant to this Agreement. The Chilean Collateral Agent shall have no liability as a result of any action taken or omitted by it in connection with this Agreement based on the instructions of the Lenders, and any such act or omission shall have binding effects solely upon the Lenders.

 (vi)         the Chilean Collateral Agent shall refrain from exercising any right or recourse, or from entering into any agreement intended to amend, modify, supplement or waive any provision of this Agreement, unless otherwise instructed by the Lenders pursuant to this Agreement and the other Loan Documents;

 (vii)        each Lender, the Borrower and/or each Co-Obligor shall provide to the Chilean Collateral Agent any and all such information as the Chilean Collateral Agent may reasonably deem necessary or advisable and request from them in writing, so as to perform its duties in accordance with the law.

 (e)           Liability.

 (i)           The duties of the Chilean Collateral Agent shall be limited to those expressly set forth in this Agreement and the Chilean Collateral Agent shall not be attributed any implied obligation hereunder.

 (ii)           The Chilean Collateral Agent shall not be liable (1) for any fault, error or omission in the creation, formalization or protection of the Chilean Pledge Agreements, (2) as a result of any act or omission in connection with the Chilean Pledge Agreements, not attributable to it, and (3) to the Lenders, in any manner whatsoever, for any representation made or information provided by the Borrower, the Co-Obligors and/or any other party or its representatives, contained in any certificate, report, communication, representation or other notice relied upon or received by the Chilean Collateral Agent pursuant to or in connection with any of the Loan Documents, other than as a result of the Chilean Collateral Agent’s gross fault, willful misconduct or bad faith.

 (iii)         Neither the Chilean Collateral Agent nor any Lender shall be liable to the Borrower or the Co-Obligors for the execution or lack of execution of, or the maximization of the execution proceedings applicable to, the Chilean Pledge Agreements.

 (iv)         In any event, the Chilean Collateral Agent shall be required to render a report on its performance upon expiration of its commission.

(C)           Common Provisions.

(a)             Liability of the Mexican Collateral Agent and the Chilean Collateral Agent.

 (i)           For purposes of the transactions contemplated by this Agreement and the Collateral Documents, the Mexican Collateral Agent and the Chilean Collateral Agent shall at all times act solely and exclusively in accordance with the instructions of the Lenders. The Mexican Collateral Agent or the Chilean Collateral Agent shall give the Lenders immediate notice of the receipt of any notice, complaint or information regarding the agency or mandate incorporated into this Agreement.

 (ii)          The Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, shall give the Lenders, immediately upon acquiring knowledge thereof, notice of any matter demanding urgent action or the occurrence of any event not contemplated by the Collateral Documents to which the Mexican Agent is a party and where its failure to take immediate action would be clearly detrimental to it, whereupon the Mexican Collateral Agent shall be entitled to proceed as provided by the applicable laws.

 (iii)         The Mexican Collateral Agent and the Chilean Collateral Agent shall not be liable for any act carried out by them in accordance with this Agreement, the other Collateral Documents or the instructions of the Lenders. The Mexican Collateral Agent and the Chilean Collateral Agent shall not be responsible for overseeing the Borrower’s performance, or for verifying, analyzing or reviewing the terms of the Loans or any communication received from the Buyer or any third party in connection with this Agreement.

 (iv)         Neither the Mexican Collateral Agent nor the Chilean Collateral Agent makes any representation whatsoever as with respect to the validity, value or legitimacy of the Loans, nor shall it be liable for the contents, legality, validity, effectiveness or enforceability of any document issued by any authority or any party to this Agreement, including the Borrower or the Co-Obligors, as a means for the resolution of any dispute; and each of the Mexican Collateral Agent and the Chilean Collateral Agent shall be entitled to act based solely upon the contents of any such document, without any liability.

 (v)          Neither the Mexican Collateral Agent nor the Chilean Collateral Agent shall be required to investigate or ascertain whether a default or an Acceleration Event has occurred. In addition, neither the Mexican Collateral Agent nor the Chilean Collateral Agent shall be attributed direct or indirect knowledge of any potential event of default or Acceleration Event hereunder or under the other Loan Documents, unless the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, shall have received notice thereof from the Borrower, the Co-Obligors or any of the Lenders. In the event of receipt of any such notice, the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, shall immediately forward such notice to the Lenders and proceed in accordance with their instructions.

 (vi)         Neither the Mexican Collateral Agent nor the Chilean Collateral Agent shall be liable for (1) the rights or title of any Person to the relevant item of property or the sufficiency of any collateral, (2) the seniority, ranking or formalization of any guaranty, or (3) the existence of any other right which may affect any item of property pledged or assigned in trust hereunder.

 (b)            Indemnification. The Borrower, the Co-Obligors and the Lenders, by reason of their respective roles as such, hereby agree to indemnify the Lenders (in proportion to the Loans made available by them), the Mexican Collateral Agent, the Chilean Collateral Agent and their respective trust officers, employees, officers, representatives, attorneys and agents against, and to hold them free and harmless from, any loss, liability, claim, damage, lost profits or expenses suffered or incurred by the Mexican Collateral Agent or the Chilean Collateral Agent as a result of any act or omission hereunder or under the other Loan Documents, or in connection with any claim, proceeding, litigation, complaint, action or decision (including any threatened proceeding or action) filed, commenced, issued or imposed by any person or competent authority in Mexico and/or abroad, against or upon the Mexican Collateral Agent, the Chilean Collateral Agent and/or their respective trust officers, employees, officers, attorneys and agents, other than as a result of the gross negligence, bad faith or willful misconduct of the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be. Neither the Mexican Collateral Agent nor the Chilean Collateral Agent shall be required to incur in any expense using its own funds, or to incur in any financial liability other than those assumed by it in its capacity as agent or representative in compliance with the provisions contained in this Agreement and the Collateral Documents. The obligations of the Borrower and the Co-Obligors under this paragraph (C)(b) of Article Twenty shall survive the termination of this Agreement.

 (c)            Fees and Expenses. The Borrower hereby agrees to pay any and all of the fees and reasonable, documented expenses incurred by the Mexican Collateral Agent or the Chilean Collateral Agent pursuant to Exhibit O hereto.

 (d)            Resignation. The Mexican Collateral Agent and the Chilean Collateral Agent may resign their appointments upon not less than 60 (sixty) Business Days’ written notice to all the Lenders. In such event, the Lenders shall appoint, by Majority, a new Mexican Collateral Agent. The Mexican Collateral Agent and the Chilean Collateral Agent shall not be released from their duties until the substitute agent shall have assumed its duties.

 (e)            Tax Obligations. The parties expressly agree that any and all taxes, contributions, fees or charges of any nature whatsoever, arising in connection with the performance of the Mexican Collateral Agent or the Chilean Collateral Agent under the Collateral Documents to which it is a party, shall be the sole and exclusive responsibility of the Lenders and the Borrower, as applicable in accordance with the law and such Collateral Documents; provided, that at no time shall the Mexican Collateral Agent or the Chilean Collateral Agent be liable for the calculation, withholding or payment of any amount, contribution or fee of a tax nature and, accordingly, the Lenders and the Borrower hereby expressly release the Mexican Collateral Agent and the Chilean Collateral Agent from any liability therefor.

 (f)             Instructions Following the Occurrence of an Acceleration Event. The Lenders hereby agree that, except as otherwise determined by all Lenders, in the event of occurrence of an Acceleration Event hereunder, any and all actions commenced against the Borrower or the Co-Obligors as a result of their default with their obligations under any of the Loan Documents shall be brought, whether jointly or individually, by a Majority pursuant to articles Fourteen and Twenty-Six hereof, and the Lenders, either jointly or individually, shall be entitled to instruct the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, to sell the collateral provided pursuant to the Collateral Documents; provided, that (i) no Lender shall be liable for any action commenced individually by any other Lender and (ii) the proceeds of the sale of any collateral provided pursuant to the Collateral Documents shall inure to the benefit of all Lenders in accordance with Article Nine.

 (g)            Instructions Generally. The Lenders hereby agree that all instructions, notices and other communications required or permitted to be given hereunder and under the Collateral Documents shall be in writing and shall become effective upon their receipt by the Lenders, the Borrower, the Co-Obligors, the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be, at the address set forth in Article Twenty-One hereof, and in the Collateral Documents. The original of any such instruction may be delivered by certified mail, return receipt requested, or transmitted via facsimile or other means of communication (including e-mail, in PDF Acrobat format, duly executed and signed), subject to the satisfaction of the provisions contained in this Article. The Lenders, aware of the risks associated with the delivery of instructions by electronic means, including errors, lack of safety and confidentiality, and the potential for fraud, have agreed with the Mexican Collateral Agent and the Chilean Collateral Agent that any and all instructions relating to this Agreement shall be delivered in the manner set forth in the preceding paragraph. Accordingly, the Lenders hereby authorize the Mexican Collateral Agent and the Chilean Collateral Agent to abide by any instructions received by them through such means, and hereby release them from any and all liability in connection with any such transmission and agree to indemnify them in accordance with paragraph (C) of this Article Twenty. The Mexican Collateral Agent shall not be required to verify the authenticity of any instruction or notice, or the identity of the person issuing or confirming it, so long as it is delivered by a duly authorized officer. Accordingly, the Lenders shall be bound by any instruction or notice sent on their behalf and accepted by the Mexican Collateral Agent or the Chilean Collateral Agent.

 (h)            Effective Term. Unless revoked by the Lenders, the agency and authority hereby established and granted shall remain in effect until such time as all the payment obligations that gave rise to the execution of the Collateral Documents, shall have been performed in full to the Lenders’ satisfaction.

 (i)             Conflicts of Interest. The parties hereto have accepted and agreed that HSBC México and the Mexican Collateral Agent shall be one and the same entity (although its banking and Loan division and its trust division are not directly dependent upon or subordinated to one another) and, accordingly, the parties have taken all such measures as they have deemed necessary or advisable to address any potential conflict of interests, which measures have been or shall be reproduced in  this Article and in the Collateral Documents to their fullest satisfaction. Accordingly, each party to this Agreement and, in particular, the Borrower, hereby agrees as follows:

 (i)            it understands and agrees with the content and legal consequences of this paragraph (C)(i);

 (ii)           notwithstanding that one and the same entity shall serve as principal and agent for purposes of this Agreement and the Collateral Documents, the parties hereby recognize and acknowledge the separate nature of its duties as Lender and Mexican Collateral Agent, and hereby expressly authorize HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, to execute the transactions subject matter of this Agreement (including the Collateral Documents), through its authorized officers and trust officers, respectively; and

 (iii)          pursuant to this Article, each and all of the obligations of the Mexican Collateral Agent shall be performed solely and exclusively by its trust division and no such obligation shall terminate by reason of the above.

Lastly, if but only if a competent authority were to determine that the execution of this Agreement by different members of a single financial group constitutes a potential conflict of interests, the parties shall replace the agent in accordance with the terms and conditions set forth herein.

 (j)             Acknowledgment. The parties hereby acknowledge and agree that the Mexican Collateral Agent has clearly and unequivocally explained to them the meaning, scope and legal consequences of Article 106(XIX) of the Law of Credit Institutions and Section 5.5 of Official Communication 1/2005, issued by the Central Bank of Mexico, which are deemed incorporated herein by reference.

 (k)            Identification. Based upon the preceding paragraphs of this Article, the Borrower, the Lenders, the Mexican Collateral Agent and the Chilean Collateral Agent hereby agree to assign identification number C/301515 to the agency agreement incorporated into this Agreement.

                                ARTICLE TWENTY-ONE. Notices. (a) The parties hereby designate the following addresses for purposes of any notices hereunder:

The Borrower and the Co-Obligors:

Paseo de la Reforma 215, Piso 4
Col. Lomas de Chapultepec
11000 Mexico, D.F.
Att: Alejandro Sadurni
Tel: (55) 5284-6669
E-mail: asadurni@casasaba.com

The Lenders:

HSBC México:

HSBC México, S.A., Institución de Banca Múltiple,
Grupo Financiero HSBC
Paseo de la Reforma 347
Col. Cuauhtémoc
06500 Mexico, D.F.
Mexico
Att:   Oswaldo Suárez Flores and/or
  Antonio Garcia Bada González
Tel: (52)(55) 5721-6366
E-mail:    oswaldo.suarez@hsbc.com.mx
antonio.garciabada@hsbc.com.mx

Banorte:

Banco Mercantil del Norte, S.A., Institución de Banca
Múltiple, Grupo Financiero Banorte

Prolongación Paseo de la Reforma 1230
Col. Cruz Manca
05300 Mexico, D.F.
Att:    Antonio Fernández Montero, and/or
   Ricardo Reyes Hernández
Tel.: (55) 5268-1649
E-mail:    antonio.fernandez@banorte.com
ricardo.reyez@banorte.com

The Mexican Collateral Agent:

HSBC México, S.A., Institución de Banca Múltiple,
     Grupo Financiero HSBC, Trust Division
Paseo de la Reforma 355, Anexo B, Piso 8
Col. Cuauhtémoc
06500 Mexico, D.F.
Att: División Fiduciaria
Tel.: (52)(55) 5721-2738
E-mail:    miguel.navarrob@hsbc.com.mx

The Chilean Collateral Agent:

HSBC Bank (Chile)
Av. Isidora Goyenechea 2800, Piso 23
Las Condes
Santiago, Chile
Att:   Claudio Álvarez Puratich, Deputy Operations Manager, and/or
  Juan Eduardo Nogueroles, CMB Manager
Tels:   (+562) 299-7296
(+562) 299-7406
E-mail:    claudio.alvarez@cl.hsbc.com
juan.nogueroles@cl.hsbc.com

(b)           All notices hereunder shall be in writing and shall be delivered via courier, facsimile, e-mail or in person, and shall become effective upon their receipt by their addressee or, if transmitted by facsimile or e-mail, upon receipt of confirmation of such transmission.

(c)           Absent written notice of a change of address, all judicial and extrajudicial notices or communications served or delivered at the above addresses, shall be fully effective.

                                ARTICLE TWENTY-TWO. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of Mexico.

                                ARTICLE TWENTY-THREE. Jurisdiction. For purposes of the interpretation and enforcement of this Agreement, the parties hereby submit to the jurisdiction of the competent courts in the Federal District of Mexico, waiving any other jurisdiction to which they may be now or hereafter entitled.

                   ARTICLE TWENTY-FOUR. Costs and Expenses. The Borrower shall reimburse to the Lenders any and all reasonable and properly documented costs and expenses, including attorney’s fees and expenses, incurred by the Lenders in connection with the preparation and execution of this Agreement, any Promissory Note or any Loan Document. In addition, the Borrower shall reimburse to the Lenders, within 30 (thirty) days from the receipt of demand therefor, any and all reasonable and properly documented attorney’s fees and expenses incurred in connection with any amendment to this Agreement, any Promissory Note or any of the other Loan Documents, and any reasonable and justified costs and expenses, if any, incurred in connection with the performance or enforcement of any Loan Document.

                   ARTICLE TWENTY-FIVE. Indemnity. The Borrower and the Co-Obligors hereby agree to indemnify the Lenders and their respective directors, officers, employees, advisors and agents, against, and to hold them free and harmless from, any loss, liability, claim, damage or expense incurred by them as a result of any litigation or proceeding (including any threatened litigation or proceeding) relating to this Agreement or any of the Loan Documents or the Acquisition Documents, including, without limitation, any attorneys’ fees and expenses incurred in connection with such litigation or proceeding, including the preparation or analysis thereof (but excluding any loss, liability, claim, damage or expense incurred as a result of the gross negligence, bad faith or willful misconduct of the Person otherwise entitled to such indemnification, as determined by a final decision issued by a competent court). The obligations of the Borrower and the Co-Obligors under this Article Twenty-Five shall survive the termination of this Agreement.

                   ARTICLE TWENTY-SIX. Collective Decisions; Amendment and Waiver. (a) Any decision required to be made by the Lenders as a group pursuant to this Agreement, shall be made (i) if prior to the Initial Drawdown, by the Lenders whose Commitments represent, in the aggregate, at least 78% (seventy-eight percent) of all Commitments, (ii) if subsequent to the Initial Drawdown, by the Lenders representing at least 78% (seventy-eight percent) of the aggregate outstanding amount of the Loans as of the relevant date, except (1) in the event set forth in paragraph (c) of this Article Twenty-Six, in which case the decision shall be made by the Lenders representing the aggregate amount of all Loans or (2) as otherwise expressly provided in this Agreement (and for purposes of this Agreement, the applicable percentage or aggregate amount, as the case may be, shall constitute a “Majority”), and (iii) if subsequent to the Initial Drawdown, in the events expressly set forth in this Agreement, by the Lenders representing at least 85% (eighty-five percent) of the aggregate outstanding amount of all Loans as of the relevant date (a “Special Majority”).

(b)            Any amendment to this Agreement, the Promissory Notes or the other Loan Documents shall only be valid if evidenced by a written instrument executed by the Lenders representing the percentages set forth in this Article Twenty-Six, the Borrower and the Co-Obligors. The waiver of any right hereunder shall only be valid if evidenced by a written instrument executed by the requisite number of Lenders pursuant to this Article Twenty-Six, the Borrower and the Co-Obligors. A Lender’s failure to exercise or delay in the exercise of any of its rights hereunder or under any Promissory Note or Loan Document shall not be construed as a waiver by such Lender of any of its rights hereunder or thereunder.

(c)            Any amendment to this Agreement, the Promissory Notes or the other Loan Documents shall be subject to the consent of Lenders representing and holding at least a Majority of the aggregate principal amount outstanding under all Loans; provided, that the amendment of any of the following terms shall be subject to the consent of Lenders representing 100% (one hundred percent) of the aggregate principal amount outstanding under all Loans:

 (i)             the amendment of the aggregate amount of the Loans;

 (ii)            the amendment of the Interest Payment Dates or the Maturity Date;

 (iii)           the reduction of the outstanding amount of all Loans, or the reduction of any other amount due and payable by the Borrower and the Co-Obligors pursuant to this Agreement or the Promissory Notes (including the interest rate applicable thereto);

 (iv)           the terms and conditions for the calculation of the interest payable on the outstanding principal amount of the Loans;

 (v)            the release or cancellation of, or any material amendment to, the Collateral Documents; and

 (vi)           the amendment of this Article Twenty-Six.

(d)            Any amendment to this Agreement, the Promissory Notes or any other Loan Document, as with respect to the obligations, liability or powers and authority of the Mexican Collateral Agent or the Chilean Collateral Agent, shall be subject to the prior written consent of the Mexican Collateral Agent or the Chilean Collateral Agent, as the case may be.

(e)            The Lenders shall be entitled to such fees in connection with any waiver in respect of or amendment to any of the Loan Documents requested by the Borrower, as the Lenders may determine and agree with the Borrower prior to the granting of such waiver or the execution of such amendment.

                                ARTICLE TWENTY-SEVEN. Counterparts. This Agreement may be executed in such number of counterparts as the parties may determine by mutual consent, all of which shall constitute one and the same Agreement.

                                ARTICLE TWENTY-EIGHT. Headings. The parties agree that the headings of the articles hereof are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                                ARTICLE TWENTY-NINE. Exhibits. The parties agree that the exhibits hereto constitute an integral part hereof and are deemed incorporated herein by reference, and this Agreement shall be interpreted taking into consideration the contents of each such exhibit.

                                ARTICLE THIRTY. Special Waiver. To the extent applicable, the parties hereby irrevocably waive their right to file action to rebalance their obligations hereunder and under the Loan Documents pursuant to articles 1796 and 1796-Bis of the Civil Code for the Federal District and the corresponding articles of the civil codes for all states of the Mexican Republic.

[The next page is the signatures page.]

This Credit Agreement is executed in Mexico City, Federal District, this 30th day of August, 2010.

The Borrower: Grupo Casa Saba, S.A.B. de C.V.

By:	Manuel Saba Ades
Title:	Attorney-in-fact

The Co-Obligors:

Casa Saba, S.A. de C.V.,
Drogueros, S.A. de C.V.,
Farmacias ABC de México, S.A. de C.V.,
Daltem Provee Nacional, S.A. de C.V.,
Publicaciones Citem, S.A. de C.V.,
Daltem Provee Norte, S.A. de C.V.,
Centennial, S.A. de C.V., and
Controladora Casa Saba, S.A. de C.V.

By:	Manuel Saba Ades
Title:	Attorney-in-fact

The Lenders: HSBC México, S.A., Institución de Banca Mútliple, Grupo Financiero HSBC

By:	Ignacio de Jesús Zubiria Maqueo
Title:	Attorney-in-fact

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte

By:	Antonio Fernández Montero
Title:	Attorney-in-fact

By:	Ricardo Reyes Hernández
Title:	Attorney-in-fact

The Mexican Collateral Agent: HSBC México, S.A., Institución de Banca Mútliple, Grupo Financiero HSBC, Trust Division

By:	Miguel Angel Navarro Bojalil
Title:	Trust Officer

The Chilean Collateral Agent: HSBC BANK (CHILE)

By:	Ignacio de Jesús Zubiria Maqueo
Title:	Attorney-in-fact

By:	Leonardo Arana de la Garza
Title:	Attorney-in-fact

Witnesses:

Pablo Carrera López

Andrea Saavedra Mendoza